Exhibit 4.1
Esprit Energy Trust
REVISED ANNUAL INFORMATION FORM
For the year ended December 31, 2005
June 15, 2006

All initial capitalized words used in this Annual Information Form which are not otherwise defined herein have the meanings ascribed thereto in the Glossary of Terms herein.
FORWARD-LOOKING INFORMATION
This Annual Information Form contains certain forward-looking statements relating to, but not limited to, the Trust’s operations, anticipated financial performance, business prospects and strategies. Forward-looking information typically contains statements with words such as “anticipate”, “believe”, “plan”, “continuous”, “estimate”, “expect”, “may”, “will”, “project”, “should”, or similar words suggesting future outcomes.
By its nature, forward-looking information or statements necessarily involve numerous assumptions regarding factors and risks that could cause the Trust’s actual results to vary materially, including, without limitation to, the following factors: general global economic and business conditions including the effect, if any, of a potential economic slowdown in the U.S. and/or Canada; changes in business strategies; the availability and price of energy commodities from the perspective of both a producer and a user of such commodities; the effects of competition and pricing pressures; industry overcapacity; shifts in market demands; changes in laws and regulations, including environmental and regulatory laws such as the imposition of restrictions in response to environmental concerns with respect to the production of oil and gas; potential increases in maintenance and operating costs; uncertainties of litigation; labour disputes; timing of completion of capital or maintenance projects; currency and interest rate fluctuations; various events which could disrupt operations, including severe weather conditions; technological changes; and those other factors described under “Risk Factors” in this Annual Information Form. The reader is cautioned that these factors and risks are difficult to predict and that the assumptions used in the preparation of such information, although considered reasonably accurate at the time of preparation, may prove to be incorrect. Accordingly, readers are cautioned that the actual results achieved will vary from the information provided herein and the variations may be material. Readers are also cautioned that the foregoing list of factors is not exhaustive. Consequently, there is no representation by Esprit Energy Trust or Esprit Exploration Ltd. that actual results achieved will be the same in whole or in part as those set out in the forward-looking information. Furthermore, the forward-looking statements contained in this Annual Information Form are made as of the date hereof, and Esprit Energy Trust and Esprit Exploration Ltd. undertake no obligation, except as required by applicable securities legislation, to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained herein are expressly qualified by this cautionary statement.
NON-GAAP MEASURES
In this Annual Information Form and the documents incorporated by reference herein, the Trust uses the terms “cash flow”, “net debt”, “distributable income” and “netbacks” as indicators of financial performance and to facilitate comparative analysis. These measures are not measures recognized by Canadian generally accepted accounting principles (“GAAP”) and do not have a standardized meaning prescribed by GAAP. Therefore, these measures, as defined by the Trust, may not be comparable to similar measures presented by other issuers. Investors are cautioned that “cash flow” should not be construed as an alternative to net earnings, cash flow from operating activities or other measures of financial performance calculated in accordance with GAAP. The Trust considers “cash flow” a key measure as it demonstrates the Trust’s ability to generate the cash flow necessary to pay distributions, repay debt and to fund future capital investment. The Trust considers “net debt” a useful measure of the Trust’s total financial leverage. The Trust considers “netbacks” a useful measure to compare the Trust’s operations with those of its peers. Cash flow cannot be assured and future distributions may vary.

ESPRIT ENERGY TRUST
General
Esprit Energy Trust (the “Trust”) is an open-end unincorporated investment trust governed by the laws of the Province of Alberta and created pursuant to the Trust Indenture. The head and principal office of the Trust is located at Suite 900, 606 – 4th Street S.W., Calgary, Alberta, T2P 1T1. The Trust was formed on August 16, 2004 and commenced operations on October 1, 2004 as a result of the completion of a plan of arrangement (the “Esprit Arrangement”) among the Trust, Esprit Exploration Ltd. (the “Corporation”), Esprit Acquisition Corp., Esprit ExchangeCo Ltd. (“ExchangeCo”) and others.
The Trust has two material subsidiaries, the Corporation and ExchangeCo.
Structure
The Trust is the holder of all of the Common Shares of the Corporation. The following diagram shows the structure of the Trust as at the date hereof:
Business of the Trust and the Corporation
The principal undertaking of the Trust is to indirectly acquire and hold, through the Corporation, interests in petroleum and natural gas properties and assets related thereto. The Trust’s primary assets are the Notes, the Common Shares of the Corporation and the NPI.
The Board of Trustees may declare payable to the Unitholders all or any part of the net income of the Trust less all expenses and liabilities of the Trust due and accrued and which are chargeable to the net income of the Trust. It is currently anticipated that the only income to be received by the Trust will be the interest received on the principal amount of the Notes and payments under the NPI Agreement. The Trust makes monthly cash distributions to Unitholders of the interest income earned from the Notes and under the NPI Agreement, after expenses, if any, and any cash redemptions of Trust Units.

For a description of the Trust, see “Description of the Trust”.
The Corporation
The Corporation is a corporation amalgamated and subsisting pursuant to the provisions of the CBCA. The principal business of the Corporation is to acquire, develop, optimize, exploit and produce oil and natural gas reserves in western Canada. The Corporation does not have any subsidiaries that represent individually more than 10%, and in the aggregate more than 20%, of the total consolidated assets and total consolidated sales and operating revenues of the Corporation as at December 31, 2005. The Corporation currently has a total of 112 full-time employees, including 36 field personnel.
For a description of the Corporation’s business, see “Oil and Natural Gas Properties”. For a description of the Corporation see “Description of the Corporation”.
The head office of the Corporation is located at Suite 900, 606 – 4th Street S.W., Calgary, Alberta, T2P 1T1 and its registered office is located at 4500, 855 – 2nd Street S.W., Calgary, Alberta, T2P 4K7.
Business Strategy
The principal business strategy of the Corporation is to support sustainable distributions of the Trust through internally identified exploitation opportunities and grow production and reserves through strategic, accretive acquisitions. Where appropriate, the Corporation participates with joint venture partners to mitigate the risks associated with finding and developing oil and gas reserves.
GENERAL DEVELOPMENT OF THE TRUST
Prior to the Esprit Arrangement
The Corporation was incorporated under the CBCA under the name Canadian 88 Energy Corp. on September 4, 1987. On May 26, 2003, the articles of the Corporation were amended to change the name of the Corporation to Esprit Exploration Ltd.
On October 1, 2004, the Esprit Arrangement was completed, pursuant to which the former Esprit Exploration Ltd. was amalgamated with Esprit Acquisition Corp. to form the Corporation and the Corporation became a subsidiary of the Trust. Pursuant to the Esprit Arrangement, holders of common shares of the former Esprit Exploration Ltd. received (i) depending on the holder’s residency and election, either 0.25 of a Class A Trust Unit, 0.25 of a Class B Trust Unit or 0.25 of an Exchangeable Share, (ii) 0.20 of a common share of ProspEx Resources Ltd., and (iii) a cash payment of $0.22.
Subsequent to the Esprit Arrangement
Acquisition of Resolute
Pursuant to an arrangement agreement dated March 14, 2005, and the plan of arrangement set out therein among the Trust, the Corporation, Resolute Energy Inc. (“Resolute”), Cordero Energy Inc. (“Cordero”), Cordero Finance Corp. and others, on April 29, 2005, the Trust indirectly acquired the majority of Resolute’s assets and the remainder of Resolute’s assets were transferred to Cordero. As a result of the plan of arrangement, shareholders of Resolute received 0.338 of a Trust Unit, 0.287 of a common share of Cordero and 0.0269 of a Cordero transaction warrant, for each Resolute share held. The acquisition of Resolute constituted a “significant acquisition” for the Trust under applicable securities legislation. For further information concerning the acquisition of Resolute, see the business acquisition report of the Trust dated June 30, 2005, which is available on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com and which is incorporated by reference herein.

Reclassification of Trust Units
Effective July 30, 2005, the trust completed the reclassification of its then outstanding Class A Trust Units and Class B Trust Units into Trust Units (the “Reclassification”). Pursuant to the Reclassification (i) the residency restrictions attached to the Class B Trust Units were removed, (ii) all provisions in the Trust Indenture relating to the dual trust unit class structure were removed, (iii) the Class B Trust Units were renamed as the Trust Units, and (iv) the outstanding Class A Trust Units were exchanged on a one-for-one basis for Trust Units. Holders of Exchangeable Shares were not impacted by the Reclassification, except that after the Reclassification such holders will receive Trust Units upon exchange of their Exchangeable Shares. Pursuant to the Reclassification, holders of Post-Arrangement Entitlements of the Trust may obtain Trust Units upon contacting the transfer agent of the Trust without satisfying the prior requirement to declare their residency.
Debenture Offering
On July 28, 2005 the Trust issued $100 million aggregate principal amount of 6.5% convertible extendible unsecured subordinated debentures (the “Debentures”). The Debentures had an initial maturity date of August 31, 2005, which was extended to December 31, 2010 upon the acquisition of Markedon Energy Ltd.
Acquisitions of Markedon and Monroe
On August 8, 2005, the Corporation acquired all of the issued and outstanding shares of Markedon Energy Ltd. (“Markedon”) and Monroe Energy Inc. (“Monroe”), in exchange for approximately $91.4 million in cash. The acquisitions were indirectly funded by the Trust, using proceeds of the offering of the Debentures.
Asset Exchange
On January 25, 2006, the Corporation divested of its non-core Ante Creek properties pursuant to an asset exchange agreement effective December 15, 2005 between the Corporation and a third party. The Ante Creek producing assets sold by the Corporation included 15,680 net acres of land (approximately 11,500 net acres undeveloped) and a 70% interest in the Ante Creek natural gas plant with a capacity of 10 mmcf/d. In consideration for the sale of these assets, the Corporation received cash consideration of $16 million, an interest in properties at Manyberries and a small interest in a unit at Three Hills, adding to the Corporation’s existing positions in the areas. The anticipated effect of this transaction is a 2006 net production decrease of 250 boe/d.
OIL AND NATURAL GAS PROPERTIES
Description of Oil and Natural Gas Properties and Assets
The following is a description of the major oil and natural gas properties, plants and facilities of the Corporation. Production volumes represent the Corporation’s working interest share before the deduction of royalties. Reserve amounts are stated, before deduction of royalties, at December 31, 2005, based on escalating cost and price assumptions, as set forth in the GLJ Report.
The Corporation is a Calgary based oil and gas company with a natural gas focus on the western side of the Western Canadian Sedimentary Basin. The key areas of focus for the Corporation include Greater Olds, Berry/Winnifred, Peace River Arch, Saskatchewan, Central Alberta and Southern Alberta.

Greater Olds
Greater Olds is a major contributor to the Corporation’s production. The area consists of the Olds field, located 100 kilometres north of Calgary, in a corridor that extends from the town of Carstairs to the town of Olds. Production at Olds is 85% natural gas; approximately 75% of this is sour gas. The field makes up approximately one-third of the Corporation’s total production. The Greater Olds area also includes Three Hills and Swalwell, both located 80 kilometres east of Olds. Three Hills is a mature, sweet gas property while Swalwell is an exploitation area.
The Corporation owns the plant at Olds which processes both its own production and third party volumes. This gives the Corporation a high level of control over its costs and ensures its gas production has continuous access to facilities. Third party volumes represent approximately 25% of the total volumes processed. The revenue received from the third party processing allows the Corporation to reduce its operating costs in the area. The Corporation plans to continue to pursue third party processing contracts to further lower its overall unit operating costs.
The Corporation drilled a total of 30 gross wells at its Greater Olds area in 2005, six at Swalwell, one at Three Hills and 23 at Olds. Five of the six wells drilled at Swalwell were successful. At Olds, the Corporation has two drilling programs, one targeting the deeper, sour Wabamun/Crossfield gas and a shallower program targeting sweet gas in the Edmonton, Viking and Pekisko zones. The Corporation expects to continue its Viking program in 2006. In the deeper program, the Corporation drilled six wells in 2005. Two were unsuccessful and two were considered marginal, performing at rates lower than the Corporation has seen throughout the long history of the field. This reduced rate was not a result of reservoir depletion but reflected lower permeability patches in the reservoir. These results prompted the Corporation to conduct an in-depth review of the area and undertake initiatives to better understand and exploit the reservoir.
The remaining two wells drilled in 2005 were successful. One was drilled into the main Crossfield zone and produced at expected rates. The final well was a particularly successful well drilled into the Upper Crossfield zone of the Wabamun formation. Production from this well, although still early, is significantly exceeding expectations and historical average production rates from other Crossfield wells. The results provided the Corporation additional information on the reservoir and opened up the possibility of new drilling opportunities in the area. These drilling results as well as other technical analysis under review may result in increased spending at Olds.
During the first two weeks of June 2005, the Olds gas plant and field was shut in for its scheduled turnaround. In addition to regular maintenance performed during the turnaround, the Corporation completed a major upgrade to improve the plant’s ability to handle electrical power disruptions and to provide additional liquids handling capacity. The Corporation has already experienced improved reliability from the plant’s electrical backup system. Work was also performed to ensure the plant continues to comply with evolving regulatory and safety standards and to provide additional compression for potential infill drilling in the south portion of the field. The next major turnaround is expected to take place in four years time, in 2009.
Under the current plan for 2006, the Corporation plans to drill 11 wells at Olds and participate in a multi-well farm-out agreement in its Three Hills area. The Olds plan calls for drilling two of the deeper Wabamun wells with the remaining nine wells targeting shallower, sweet gas. Additional Wabamun wells may be added later in the year as a result of the information obtained from the last 2005 well.
In 2005, production at Greater Olds averaged 6,710 boe/d, a 2% decrease from 2004 due to the production shut in during the scheduled plant turnaround.

Berry/Winnifred
The Berry/Winnifred area located in southeast Alberta provides the Corporation with considerable exploitation opportunities and is one of the Corporation’s key focus areas. It consists of the Berry and Winnifred properties as well as some minor acreage positions. These assets were first acquired in 2005 through the acquisition of Resolute and were expanded with the Markedon and Monroe acquisitions.
Production from this area is about 60% natural gas and 40% oil and makes up approximately one-quarter of the Corporation’s total production. The gas production comes from a number of zones including Belly River, Milk River, Second White Specks, Viking and Mannville. The oil production is predominantly from the Banff and Mannville zones.
The Corporation had an active drilling program in this area in 2005, drilling a total of 41 wells. The Corporation’s activity was focused in the Berry area with the majority of these wells targeting the Second White Specks formation. Outcomes from this drilling program exceeded expectations with average gas test rates of approximately 250 mcf/d and a 97% drilling success rate. The Corporation expects to continue the high level of drilling activity in this area in 2006.
The Richdale Banff oil pool, also located in the Berry area, produces mainly light, slightly sour oil and has promising exploitation potential. The first stage of development was completed in 2005 with a total of five wells drilled in this pool. The production results from this program were above expectations and development is expected to continue in 2006. In addition, during 2005 the Corporation completed an acreage swap/farm-in deal and added one section with multiple drilling locations to its Banff pool program.
The Corporation expects to spend approximately $19 million in this area in 2006 drilling 26 wells. The Corporation expects five to be the deeper Banff wells with the remainder targeting Second White Specks, Viking and Mannville formations.
Production in 2005 averaged 2,024 boe/d in this area. As these properties were all acquired by the Corporation during the year, there are no year-over-year comparisons.
Peace River Arch
The Peace River Arch assets, located predominantly northwest of Grand Prairie, were acquired in 2005 through the acquisition of Resolute.
Production from this area is 74% natural gas; a combination of sweet and slightly sour natural gas, with some light oil production. This production is all processed at third party facilities and comprises about 4% of the Corporation’s total production.
The Corporation receives production from over 50 wells within the Peace River Arch area, most of which lie within three main properties – Gordondale, Beaverlodge and Balsam. This area provides the Corporation potential in multiple zones including Dunvegan, Paddy, Notikewin, Fahler, Bluesky, Gething, Charlie Lake, Halfway, Doig, Montney and Belloy.
In 2005, the Corporation participated in one well in the Peace River Arch area which came on production in early 2006 at a rate of 3.2 mmcf/d of which the Corporation’s portion is approximately 33%. The Corporation also added to its land base in the area by purchasing offsetting acreage at its Beaverlodge property. The Corporation has over 11,000 net acres of undeveloped land in the Peace River Arch area; this land represents significant opportunity with several lower risk drilling locations identified for 2006.

The Corporation expects to spend approximately $7 million to drill nine gross wells in 2006. These plans include wells in both Beaverlodge and Gordondale targeting multi-zoned opportunites that possess relatively higher volume potential with strong capital efficiency metrics.
Production in 2005 averaged 458 boe/d. As these properties were all acquired by the Corporation during the year, there are no year-over-year comparisons available.
Saskatchewan
The Corporation’s Saskatchewan assets are concentrated in two key areas: Lashburn, located in west central Saskatchewan and its southeast Saskatchewan properties. The southeast Saskatchewan properties were added to the Corporation’s land base through the acquisition of Resolute in 2005. These holdings consist of three areas: Wauchope, Arcola, and Hitchcock.
Production in Saskatchewan makes up approximately 8% of the Corporation’s total production. In 2005, the Corporation increased its focus on this area. In Lashburn, the Corporation had a successful eight well drilling program targeting the upper Mannville zone. Production from this area is mainly heavy oil. Wauchope and Arcola produce light oil from the Mississippian Alida formation. Analysis of 3D geophysical data in this area has identified several opportunities expected to be drilled in 2006.
In 2006, the Corporation plans to spend approximately $6 million in Saskatchewan, drilling seven wells in total; two wells in Lashburn and five horizontal wells in southeast Saskatchewan.
Production in 2005 in this area averaged 512 boe/d, up 39% from 2004 due to the addition of acquired properties as well as drilling success at Lashburn.
Central Alberta
Central Alberta is the Corporation’s most diverse and expansive production area, spanning across the province from the foothills to the Alberta-Saskatchewan border. This area was enhanced significantly by the acquisitions during 2005.
Production in this area is approximately 80% natural gas. Gas production consists of sweet gas in the East Central locations and a mixture of sweet and sour gas in the West Central locations. Liquids production is made up of a mixture of slightly sour oil and natural gas liquids in the West Central locations. Central Alberta accounts for approximately one-quarter of the Corporation’s total production.
The Corporation’s primary focus in this area is to optimize existing producing assets. Limited capital for new drilling has been allocated to Central Alberta. As part of the Corporation’s ongoing portfolio management, the Corporation has identified some of these assets as non-core and is investigating several alternatives to optimize their value. These alternatives could include divestitures, farm-out agreements, swaps or other arrangements. The Ante Creek divestiture announced in January of 2006 is an example of this effort.
In 2005, the Corporation drilled three wells in the Central Alberta area with mixed drilling results. Capital projects during the year focused on using acquired infrastructure to improve efficiency and production from the Corporation’s existing wells. In addition, two standing Viking wells were tied-in and production commenced in the first quarter of 2006.
In 2006, the Corporation plans to spend approximately $2 million in Central Alberta, focusing its capital expenditures mostly on facility de-bottlenecking, re-completions and well optimizations as well as drilling two wells in the area.

Production in 2005 averaged 4,131 boe/d in Central Alberta, up 16% from 2004 due to the addition of properties acquired during the year.
Southern Alberta
The Corporation’s Southern Alberta area consists of High River, Manyberries, Aden and Pakowki. Manyberries, Aden and Pakowki were all added in 2005 with the acquisition of Monroe and Markedon.
Production in this area is approximately 60% natural gas and natural gas liquids and approximately 40% oil. It makes up approximately 5% of the Corporation’s total production.
A portion of the Corporation’s Southern Alberta assets are viewed as non-core. These properties include a large amount of undeveloped land, particularly in the High River area, which is considered exploratory in nature. In order to reduce risk and maximize value for unitholders, the Corporation entered into a multi-well farm out agreement in 2005 covering 22,000 net acres in the High River area.
There are some minor activities scheduled for 2006 at High River. Some of this activity will be conducted through a farm-out agreement and the Corporation also expects to drill a couple of wells at its other operated areas. The Corporation expects to spend about $1 million in Southern Alberta in 2006.
In 2005, production averaged 835 boe/d, up 54% from 2004 due to the addition of the properties acquired during the year.
2005 Average Daily Production Volumes
The following table sets out the Corporation’s average daily production volumes by area during 2005.

	Gas	Oil	NGL	Boe
Property	(mcf/d)	(bbl/d)	(bbl/d)	(boe/d)
Greater Olds	33,747	96	989	6,710
Berry/Winnifred	9,846	346	37	2,024
Peace River Arch	2,027	108	12	458
Saskatchewan	132	490	—	512
Central Alberta	20,370	386	350	4,131
Southern Alberta	3,306	224	60	835
Other	470	10	7	95

Total	69,898	1,660	1,455	14,765
Oil and Gas Reserves Data
The tables below summarize the crude oil, natural gas liquids (“NGL”) and natural gas reserves of the Corporation and the present worth of future net cash flows associated with such reserves effective as at December 31, 2005, as evaluated by GLJ in a report dated February 23, 2006, with a preparation date of February 9, 2006, based on constant and forecast price assumptions and have been extracted from the GLJ Report. The GLJ Report has been prepared in accordance with the standards contained in the Canadian Oil and Gas Evaluators Handbook (the “COGE Handbook”) and the reserves definitions set out by the Canadian Securities Administrators in National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities and the COGE Handbook. The tables summarize the data contained in the GLJ Report and, as a result, may contain slightly different numbers than the GLJ Report due to rounding. All future cash flows are stated prior to provision for indirect costs and lease reclamation costs (other than well abandonment costs associated with existing wells and wells to be drilled in the future that have been assigned reserves) and after deduction of royalties and estimated future capital expenditures.

It should not be assumed that the present worth of estimated future cash flows shown below is representative of the fair market value of the reserves. There is no assurance that such price and cost assumptions will be attained and variances could be material. The recovery and reserve estimates of the Corporation’s crude oil, NGL and natural gas reserves provided herein are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual crude oil, natural gas and NGL reserves may be greater than or less than the estimates provided herein.
In the various reserves related tables included herein, columns may not add due to rounding.
All of the Corporation’s crude oil, NGL and natural gas reserves are located within Canada.
Attached as Schedule A to this Annual Information Form is the report on reserves data of GLJ and attached as Schedule B to this Annual Information Form is the report of management and directors of the Corporation on the oil and gas disclosure.
Petroleum and Natural Gas Reserves and Present Worth Values
(Based on Forecast Price Assumptions)

	Reserves
	Light/Medium Oil		Heavy Oil		Natural Gas		NGL
	(mbbls)		(mbbls)		(mmcf)		(mbbls)
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Proved
Developed Producing	3,848	3,219	531	449	198,757	152,705	4,697	3,208
Developed Non-Producing	38	35	57	46	11,437	9,020	234	160
Undeveloped	265	239	0	0	25,860	18,991	989	663
Total Proved	4,150	3,493	588	495	236,055	180,716	5,919	4,031
Probable	1,971	1,588	230	194	76,691	57,750	1,759	1,191
Total Proved plus Probable	6,122	5,080	819	689	312,746	238,466	7,678	5,222

	Present Worth Values
	Before Income Taxes
	Discounted at (%/year)
	0%	5%	10%	15%	20%
	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)
Proved
Developed Producing	1,099	844	704	613	549
Developed Non-Producing	50	41	35	30	26
Undeveloped	109	68	46	32	23
Total Proved	1,259	954	784	675	598
Probable	424	246	167	125	98
Total Proved plus Probable	1,682	1,120	951	800	697
Petroleum and Natural Gas Reserves and Present Worth Values
(Based on Constant Price Assumptions)

	Reserves
	Light/Medium Oil		Heavy Oil		Natural Gas		NGL
	(mbbls)		(mbbls)		(mmcf)		(mbbls)
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Proved
Developed Producing	3,926	3,287	527	451	199,618	153,444	4,702	3,200
Developed Non-Producing	38	35	53	43	11,458	9,037	234	159
Undeveloped	266	240	0	0	25,864	18,993	989	660
Total Proved	4,230	3,562	580	494	236,939	181,474	5,925	4,020

	Present Worth Values
	Before Income Taxes
	Discounted at (%/year)
	0%	10%
	(MM$)	(MM$)
Proved
Developed Producing	1,444	867
Developed Non-Producing	70	46
Undeveloped	161	72
Total Proved	1,675	985
Notes:
(1)	Columns may not add due to rounding.

(2)	“Gross” means the Corporation’s total working interest and/or royalty interest share before royalties owned by others.

“Net” means the Corporation’s total working interest and/or royalty interest share after deducting the amounts attributable to royalties owned by others.

“Royalties” refers to royalties paid to others. The royalties deducted from the reserves are based on the percentage royalty calculated by applying the applicable royalty rate or formula. In the case of Crown sliding scale royalties which are dependent on selling prices, the price forecasts for the individual properties in question have been employed.

“Reserves” are the estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, from a given date forward, based on: analysis of drilling, geological, geophysical and engineering data; the use of established technology; and specified economic conditions, which are generally accepted as being reasonable. Reserves are classified according to the degree of certainty associated with the estimates.

“Proved Reserves” are those Reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated Proved Reserves. At least a 90% probability that the quantities actually recovered will equal or exceed the estimated Proved Reserves is the targeted level of certainty.

“Probable Reserves” are those additional Reserves that are less certain to be recovered than Proved Reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated Proved plus Probable Reserves. At least a 50% probability that the quantities actually recovered will equal or exceed the sum of the estimated Proved plus Probable Reserves is the targeted level of certainty.

“Proved Developed Reserves” are those Reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure (e.g., when compared to the cost of drilling a well) to put the Reserves on production. The developed category may be subdivided into producing and non-producing.

“Developed Producing Reserves” are those Reserves that are expected to be recovered from completion intervals open at the time of the estimate. These Reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

“Developed Non-Producing Reserves” are those Reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

“Undeveloped Reserves” are those Reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the Reserves classification (proved, probable, possible) to which they are assigned.

(3)	The forecast cost and price assumptions assume the continuance of current laws and regulations and changes in wellhead selling prices, and take into account inflation with respect to future operating and capital costs. In the GLJ Report operating costs are assumed to escalate at 2% per annum. Crude oil and natural gas base case prices as forecast by GLJ effective January 1, 2006 are as follows:
GLJ Petroleum Consultants
Crude Oil and Natural Gas Liquids Price Forecast

		Edmonton Light
	WTI at Cushing,	Sweet	Edmonton		Edmonton
	Oklahoma	40[o] API	Propane	Edmonton Butane	Pentanes Plus	Inflation Rate	Exchange Rate
Year	($US/bbl)	($Cdn/bbl)	($Cdn/bbl)	($Cdn/bbl)	($Cdn/bbl)	(%/yr)	($US/$Cdn)
2006	57.00	66.25	42.50	49.00	67.00	2	0.85
2007	55.00	64.00	41.00	47.25	65.25	2	0.85
2008	51.00	59.25	38.00	43.75	60.50	2	0.85
2009	48.00	55.75	35.75	41.25	56.75	2	0.85
2010	46.50	54.00	34.50	40.00	55.00	2	0.85
2011	45.00	52.25	33.50	38.75	53.25	2	0.85
2012	45.00	52.25	33.50	38.75	53.25	2	0.85
2013	46.00	53.25	34.00	39.50	54.25	2	0.85
2014	46.75	54.25	34.75	40.25	55.25	2	0.85
2015	47.75	55.50	35.50	41.00	56.50	2	0.85
2016	48.75	56.50	36.25	41.75	57.75	2	0.85
2017+	+2%/yr	+2%/yr	+2%/yr	+2%/yr	+2%/yr	2	0.85

GLJ Petroleum Consultants
Natural Gas Price Forecast

Year	Alberta Spot AECO-C ($Cdn/mmbtu)
2006	10.60
2007	9.25
2008	8.00
2009	7.50
2010	7.20
2011	6.90
2012	6.90
2013	7.05
2014	7.20
2015	7.40
2016	7.55
2017+	+2%/yr
(4)	The constant price assumptions assume the continuance of current laws, regulations and operating costs in effect on the date of the GLJ Report. Product prices were not escalated beyond December 31, 2005. In addition, operating and capital costs have not been increased on an inflationary basis. The prices used for the mix of crude oil gravities and various gas contracts were as follows (adjusted for quality and transportation):

Light Crude Oil at Edmonton, Alberta	$68.27 Cdn/bbl
WTI Oil at Cushing, Oklahoma	$61.04 US/bbl
Alberta Spot Gas at AECO-C	$9.71 Cdn/mmbtu
Weighted average historical prices realized by the Corporation for the year ended December 31, 2005 were $8.67/mcf for natural gas, $62.75/bbl for NGL and $55.04/bbl for crude oil.
(5)	Effective on January 1, 1995, the ARTC rate ranges from a maximum of 75% of $2,000,000 when the royalty tax credit reference is below $100/m3 to a minimum of 25% of $2,000,000 when the royalty tax credit reference is above $210/m3.
(6)	The GLJ Report estimates the undiscounted future capital expenditures necessary to achieve the estimated present worth of future net cash flows based on forecast costs from Proved plus Probable Reserves to be an aggregate of $122.6mm, of which $38.7mm is to be expended in 2006, $34.3mm is to be expended in 2007, $21.4mm is to be expended in 2008 and $28.1mm thereafter (or based on constant costs: an aggregate of $116.6mm, of which $38.7mm is to be expended in 2006, $33.7mm is to be expended in 2007, $20.6mm is to be expended in 2008 and $23.7mm thereafter).
(7)	Substantially all of the Developed Producing Reserves evaluated in the GLJ Report were on production at December 31, 2005.
(8)	The extent and character of all factual data supplied to GLJ were accepted by GLJ as represented. The crude oil and natural gas reserve calculations and any projections upon which the GLJ Report is based were determined in accordance with generally accepted evaluation practices. No field inspection was conducted. Salvage values for facilities and lease reclamation costs have not been included in the GLJ Report (other than well abandonment costs associated with existing wells and wells to be drilled in the future that have been assigned reserves).
(9)	The net present value of future net revenues has been presented only on a before income tax basis. Given the structure of the Trust, taxes are passed on to unitholders.
The following tables set forth the following elements of future net revenue attributed to Proved Reserves and Proved plus Probable Reserves of the Corporation as of December 31, 2005 estimated based on constant and forecast price assumptions and calculated without discount:
Total Future Net Revenue
(Undiscounted)
(Based on Forecast Price Assumptions)

					Well	Future Net Revenue
			Operating	Development	Abandonment	Before
	Revenue	Royalties	Costs	Costs	Costs	Income Taxes
Reserves Category	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)
Proved Reserves	2,555	536	657	81	22	1,259
Proved plus Probable Reserves	3,432	732	870	123	26	1,682

Total Future Net Revenue
(Undiscounted)
(Based on Constant Price Assumptions)

Future Net
					Well	Revenue
			Operating	Development	Abandonment	Before
	Revenue	Royalties	Costs	Costs	Costs	Income Taxes
Reserves Category	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)
Proved Reserves	2,991	659	563	76	17	1,675

Note:
(1)	The net present value of future net revenues has been presented only on a before income tax basis. Given the structure of the Trust, the values after income taxes would be the same.
The following tables set forth the future net revenue (before deducting future income tax expenses) of the Corporation’s assets as of December 31, 2005 estimated based on forecast and constant price assumptions and calculated using a discount rate of 10 percent:
Future Net Revenue
By Production Group
(Based on Forecast Price Assumptions)

		Future Net Revenue
		Before Income Taxes
		(discounted at 10%/year)
Reserves Category	Production Group	(M$)
Proved Reserves	Light/Medium Oil(1)	106,442
	Heavy Oil(1)	6,466
	Natural Gas(2)	671,296

	Total	784,204

Proved plus Probable Reserves	Light/Medium Oil(1)	144,761
	Heavy Oil(1)	9,223
	Natural Gas(2)	797,455

	Total	951,438
Notes:
(1)	Including solution gas and other by-products.

(2)	Including by-products but excluding solution gas from oil wells.

Future Net Revenue
By Production Group
(Based on Constant Price Assumptions)

		Future Net Revenue
		Before Income Taxes
		(discounted at 10%/year)
Reserves Category	Production Group	(M$)
Proved Reserves	Light/Meduim Oil(1)	127,911
	Heavy Oil(1)	5,458
	Natural Gas(2)	851,265
	Total	984,633

Proved plus Probable Reserves	Light/Medium Oil(1)	177,225
	Heavy Oil(1)	8,054
	Natural Gas(2)	1,027,424
	Total	1,212,703
Notes:
(1)	Including solution gas and other by-products.

(2)	Including by-products but excluding solution gas from oil wells.
Reconciliation of Reserves
The following table provides a reconciliation of the Corporation’s net reserves of crude oil, natural gas and NGL for the year ended December 31, 2005 presented using forecast prices and costs.
Reconciliation of Company Net Reserves
By Principal Product Type
(Forecast Prices and Costs)

	Light and Medium Oil			Heavy Oil			Conventional Natural Gas			Natural Gas Liquids			Total Oil Equivalent
			Net			Net			Net			Net			Net
			Proved			Proved			Proved			Proved			Proved
		Net	Plus	Net	Net	Plus	Net	Net	Plus	Net	Net	Plus	Net	Net	Plus
	Net proved	Probable	Probable	proved	Probable	Probable	Proved	Probable	Probable	proved	Probable	Probable	Proved	Probable	Probable
Factors	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(Mbbl)	(MMcf)	(MMcf)	(MMcf)	(Mbbl)	(Mbbl)	(Mbbl)	(Mboe)	(Mboe)	(Mboe)
December 31, 2004	112	24	136	260	62	322	144,831	42,724	187,555	3,448	944	4,392	27,959	8,150	36,109

Extensions	0	68	68	306	138	444	1,993	839	2,832	3	6	10	642	351	993
Improved Recovery	48	24	73	0	0	0	1,357	533	1,890	9	3	12	283	117	400
Technical Revisions	-32	-3	-35	40	-13	27	-1,928	-1,868	-3,796	433	135	568	118	-192	-74
Discoveries	0	0	0	0	0	0	1,922	419	2,342	40	10	51	361	80	441
Acquisitions	3,718	1,474	5,192	0	0	0	51,747	15,020	66,767	499	96	595	12,841	4,074	16,915
Dispositions	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Economic Factors	13	0	13	14	7	21	439	83	522	-8	-4	-12	92	17	109
Production	-366	0	-366	-125	0	-125	-19,645	0	-19,645	-393	0	-393	-4,158	0	-4,158

December 31, 2005	3,493	1,587	5,080	495	194	689	180,716	57,750	238,466	4,031	1,191	5,222	38,138	12,597	50,735

Notes:
(1)	The Improved Recovery values presented above include additions associated with Infill Drilling in accordance with CSA Notice 51-313 issued April 8, 2004. This guidance is inconsistent with how companies report under U.S. FASB regulations. The following are the additions associated with Infill Drilling:

			Net Proved Plus
	Net Proved	Net Probable	Probable
Light and Medium Oil — Mbbls	48	24	73
Heavy Oil — Mbbls	0	0	0
Gas — MMcf	735	224	959
NGL — Mbbls	4	1	6
(2)	The Corporation has no unconventional reserves (Bitumen, Synthetic Crude Oil, Natural Gas from Coal, etc.).

Future Net Revenue Reconciliation
The following table provides a reconciliation of the estimates of the future net revenue (estimated using constant prices and costs and calculated using a discount rate of 10 percent) attributed to Proved Reserves:

Before Tax
2005
Period and Factor	(M$)
Estimated Net Present Value at December 31, 2004	423,208

Oil and Gas Sales During the Period Net of Production Costs and Royalties(1)	(163,447)
Changes due to Prices, Production Costs and Royalties Related to Forecast Production(2)	254,081
Development Costs During the Period(3)	78,500
Changes in Future Development Costs(4)	(80,636)
Changes Resulting from Extensions and Improved Recovery(5)	20,975
Changes Resulting from Discoveries(5)	10,202
Changes Resulting from Acquisitions of Reserves(5)	358,279
Changes Resulting from Dispositions of Reserves(5)	—
Changes Resulting from Technical Reserves Revisions	3,180
Accretion of Discount(6)	42,321
Net Change in Income Taxes(7)	—
All Other Changes	37,971

Estimated Net Present Value at December 31, 2005	984,633
Notes:
(1)	Company actual before income taxes, excluding general and administrative expenses.

(2)	The impact of changes in prices and other economic factors on future net revenue.

(3)	Actual capital expenditures relating to the exploration, development and production of oil and gas reserves.

(4)	The change in forecast development costs for the properties evaluated at the beginning of the period.

(5)	End of period net present value of the related reserves.

(6)	Estimated as 10% of the beginning of period net present value.

(7)	The difference between forecast income taxes at beginning of period and the actual taxes for the period plus forecast income taxes at the end of the period.
Undeveloped Reserves
Over 76% of the Corporation’s Proved Undeveloped Reserves (20.4 bcf natural gas and 881 mbbls NGL) exist in the Olds Gas Field Unit No.1. The Corporation plans to develop these reserves over the next three years by drilling 11 horizontal infill development wells in the Wabamun gas pool.
Over 66% of the Corporation’s Probable Undeveloped Reserves (24.8 bcf natural gas and 760 mbbls NGL) exist in the Olds Gas Field Unit No.1. The Corporation plans to develop these reserves over the next four years by drilling nine horizontal infill development wells in the Wabamun gas pool.
The Corporation holds interests in 65,203 gross acres (50,603 net acres) with 2006 expiry dates (all of which is located in Canada), however, a substantial amount of these lands can be continued by proving production capability.
Significant Factors or Uncertainties Affecting Reserves Data
There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of the Corporation. The reserve data included herein represents estimates only.

In general, estimates of economically recoverable oil and natural gas reserves and the future net cash flows therefrom are based upon a number of variable factors and assumptions, such as historical production from the properties, the assumed effects of regulation by governmental agencies and future operating costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For those reasons, estimates of the economically recoverable oil and natural gas reserves attributable to any particular group of properties, classification of such reserves based on risk of recovery and estimates of future net revenues expected therefrom, prepared by different reserve evaluators or by the same reserve evaluators at different times, may vary substantially. The actual production, revenues, taxes and development and operating expenditures of the Corporation with respect to these reserves will vary from such estimates, and such variances could be material.
Estimates with respect to proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves.
Consistent with the securities disclosure legislation and policies of Canada, as interpreted by the securities regulatory authorities in Canada, the Corporation has used forecast prices and costs in calculating reserve quantities included herein. Actual future net cash flows also will be affected by other factors such as actual production levels, supply and demand for oil and natural gas, curtailments or increases in consumption by oil and natural gas purchasers, changes in governmental regulation or taxation and the impact of inflation on costs.
Future Development Costs
The following table sets forth the amount of future development costs estimated, in total, calculated using no discount and using a discount rate of 10% in respect of development costs deducted in the estimation of future net revenue:

	Reserves Case (M$)
	Proved	Proved	Proved plus Probable
	Constant	Forecast	Forecast
	Prices	Prices	Prices
	& Costs	& Costs	& Costs

2006	29,077	29,077	38,736
2007	18,057	18,418	34,335
2008	14,587	15,176	21,418
2009	1,693	1,796	11,347
2010	1,499	1,622	1,622
Thereafter	11,483	15,147	15,148

Total (Undiscounted)	76,396	81,236	122,606
Total (Discounted at 10%)	60,127	61,947	96,711
The Corporation expects that the above future development costs will be funded through internally-generated cash flow.
Oil and Gas Wells
The following table sets forth the number and status of wells in which the Corporation had a working or a royalty interest as at December 31, 2005 which are producing or which the Corporation considers to be capable of production.

	Producing				Shut-in(1)(4)
	Oil		Gas		Oil		Gas
	Gross(2)	Net(3)	Gross(2)	Net(3)	Gross(2)	Net(3)	Gross(2)	Net(3)
British Columbia	—	—	1	0.25	—	—	1	0.33
Alberta	252	170	742	600	74	50	313	229
Saskatchewan	54	46	4	4	6	5	8	7.42

Total	306	216	747	604.25	80	55	322	236.75

Notes:
(1)	“Shut-in” wells means wells which are capable of producing crude oil or natural gas but which are not producing due to lack of available transportation facilities, available markets or other reasons.

(2)	“Gross” wells are defined as the total number of wells in which the Corporation has an interest.

(3)	“Net” wells are defined as the aggregate of the numbers obtained by multiplying each gross well by the Corporation’s percentage working interest therein.

(4)	All shut-in wells are within five kilometers of pipeline facilities.
Properties with No Attributed Reserves
The following table sets out the Corporation’s undeveloped land holdings as at December 31, 2005.

	Gross Acres (1)	Net Acres (2)
Western Canada	383,946	268,985
United States.	3,520	3,520

Total	287,466	272,505

Notes:

(1)	“Gross” refers to the total acres in which the Corporation has an interest.

(2)	“Net” refers to the total acres in which the Corporation has an interest, multiplied by the percentage working interest therein owned by the Corporation.
An aggregate of 50,603 net acres will expire in 2006, all of which is located in Canada.
Forward Contracts
For details of material commitments to sell natural gas and crude oil which were outstanding at December 31, 2005, see note 13 to the Trust’s audited consolidated financial statements for the year ended December 31, 2005, which note is incorporated herein by reference.
Additional Information Concerning Abandonment and Reclamation Costs
Abandonment and reclamation costs were estimated for all legal obligations associated with the retirement of long-lived tangible assets such as wells, facilities and plants based on market prices or on the best information available where no market price was available. There are approximately 800 net wells to be reclaimed. The total abandonment and reclamation costs, net of estimated salvage value, are estimated to be $68 million (without discount) and $19 million discounted at 10%. Of these amounts, $42 million (without discount) and $11 million discounted at 10% were not deducted as abandonment and reclamation costs in estimating future net revenue as disclosed in the GLJ Report. In the next three financial years, a total of $1.3 million of the costs are expected to be incurred.
Tax Horizon
As a result of the Trust’s tax efficient structure, annual taxable income is transferred from its operating entities to the Trust and from the Trust to its Unitholders. This is primarily accomplished through the deduction of the net profits interest on underlying oil and gas properties and the deduction of interest on the Notes held by the Trust. Therefore, no income tax liability will be incurred by the Trust for as long as the organization maintains this corporate tax structure.
Costs Incurred
The following tables summarize capital expenditures (net of incentives and net of certain proceeds and including capitalized general and administrative expenses) related to the Corporation’s activities for the year ended December 31, 2005 ($ millions):

Property acquisition costs
Proved properties	380.8
Unproved properties	27.7
Total acquisition costs	408.5
Exploration costs	1.3
Development costs	78.5

Total Capital Expenditures	488.3

Exploration and Development Activities
The following table sets forth the gross and net exploratory and development wells (all of which are in Canada) in which the Corporation participated during the periods indicated.

	Year Ended		Year Ended
	December 31, 2005		December 31, 2004
	Gross(1)	Net(2)	Gross(1)	Net(2)
Exploratory
Oil	—	—	—	—
Gas	3	1.3	11	4.6
Service	—	—	—	—
Dry	2	1.0	5	3.3

Total	5	2.3	16	7.9

Development
Oil	13	13.0	6	5.6
Gas	68	54.2	56	52.6
Service	0	0	—	—
Dry	1	0.2	3	2.7

Total	82	67.4	65	60.9

Notes:
(1)	“Gross” wells means the number of wells in which the Corporation has an interest.

(2)	“Net” wells means the aggregate of the numbers obtained by multiplying each gross well by the Corporation’s percentage working interest therein.
Production Estimates
The following tables provide a summary of the constant and forecast production volumes estimated for 2006 in the GLJ Report, all of which is in Canada.

2006 Production Estimates
Average Daily Rates
Constant Prices and Costs

	Light and						Natural Gas		Total Oil
	Medium Oil		Heavy Oil		Natural Gas		Liquids		Equivalent
	W.I.	Net	W.I.	Net	W.I.	Net	W.I.	Net	W.I.	Net
	bbl/d	bbl/d	bbl/d	bbl/d	mcf/d	mcf/d	bbl/d	bbl/d	boe/d	boe/d
Proved Producing
Olds Gas Field Unit No. 1	0	0	0	0	20,738	14,331	647	432	4,104	2,821
Others	2,121	1,684	625	518	55,599	43,133	997	695	13,010	10,087

Total Proved Producing	2,121	1,684	625	518	76,337	57,464	1,645	1,127	17,113	12,908

Total Proved
Olds Gas Field Unit No. 1	0	0	0	0	22,726	15,697	694	463	4,482	3,079
Others	2,195	1,747	643	533	58,868	45,666	1,055	736	13,704	10,627

Total Proved	2,195	1,747	643	533	81,594	61,364	1,749	1,199	18,186	13,706

Total Proved plus Probable
Olds Gas Field Unit No. 1	0	0	0	0	23,570	16,267	709	473	4,637	3,184
Others	2,673	2,067	736	609	61,903	47,841	1,088	758	14,814	11,408

Total Proved plus Probable	2,673	2,067	736	609	85,473	64,109	1,796	1,231	19,452	14,592

Note:

(1)	“W.I.” means working interest.
2006 Production Estimates
Average Daily Rates
Forecast Prices and Costs

	Light and						Natural Gas		Total Oil
	Medium Oil		Heavy Oil		Natural Gas		Liquids		Equivalent
	W.I.	Net	W.I.	Net	W.I.	Net	W.I.	Net	W.I.	Net
	bbl/d	bbl/d	bbl/d	bbl/d	mcf/d	mcf/d	bbl/d	bbl/d	boe/d	boe/d
Proved Producing
Olds Gas Field Unit No. 1	0	0	0	0	20,738	14,331	647	432	4,104	2,821
Others	2,121	1,684	625	511	55,599	43,133	997	696	13,010	10,080

Total Proved Producing	2,121	1,684	625	511	76,337	57,464	1,645	1,128	17,113	12,901

Total Proved
Olds Gas Field Unit No. 1	0	0	0	0	22,726	15,697	694	463	4,482	3,080
Others	2,195	1,747	643	526	58,868	45,666	1,055	736	13,704	10,620

Total Proved	2,195	1,747	643	526	81,594	61,364	1,749	1,200	18,186	13,700

Total Proved plus Probable
Olds Gas Field Unit No. 1	0	0	0	0	23,570	16,267	709	476	4,637	3,185
Others	2,674	2,067	736	601	61,903	47,841	1,088	758	14,814	11,400

Total Proved plus Probable	2,674	2,067	736	601	85,473	64,109	1,796	1,232	19,452	14,585

Note:

(1)	“W.I.” means working interest.

Production History
The following table sets forth the Corporation’s average daily production volume before deductions of royalties payable to others, crude oil prices, and net oil and gas capital expenditures incurred for each quarter of the Corporation’s most recent year ended, all of which was in Canada. Also shown are average annual netbacks received by product category.

	First	Second	Third	Fourth
2005 Information	Quarter	Quarter	Quarter	Quarter	Annual
Average Daily Production
Light/Medium Oil (bbl/d)	121	1,003	1,732	2,279	1,291
Heavy Oil (bbl/d)	273	213	427	561	370
NGL (bbl/d)	1,310	1,357	1,424	1,725	1,455
Natural Gas (mcf/d)	54,963	65,709	79,056	79,494	69,898

Oil and NGL Netback ($/bbl)(1)
Revenue	48.46	54.48	64.34	60.21	58.64
Royalties	10.75	12.68	14.21	14.24	13.44
Production Costs	8.42	9.89	11.23	8.53	9.61
Netback	29.29	31.91	38.90	37.44	35.59

Natural Gas Netback ($/mcf)(1)
Revenue	7.12	7.46	8.50	10.87	8.67
Royalties	1.73	1.54	1.77	2.98	2.05
Production Costs	1.24	1.35	1.48	1.54	1.42
Netback	4.15	4.57	5.25	6.35	5.20

Capital Expenditures ($000’s)
Western Canada
Acquisitions / (Dispositions)(2)	30	6,971	99,745	181	106,927
Exploration and Development	5,955	8,180	17,808	16,714	48,657
Plants, Facilities and Pipelines	3,450	8,081	5,369	6,469	23,369
Land and Lease	375	1,234	1,253	1,043	3,905
Capitalized G&A	674	839	904	1,035	3,452
East Coast	—	—	—	—	—
Other capital costs	82	246	150	145	623
Total	10,566	25,551	125,229	25,587	186,933
Notes:

(1)	Operating expenses are allocated between NGL’s and natural gas in the ratio of gross revenue received for each product during the period.

(2)	The acquisition amounts do not include the issuance of 24.1 million Trust Units valued at approximately $301.3 million relating to the acquisition of Resolute.
Development
During 2006, the Corporation intends to undertake natural gas development projects that realize commercial value with low finding and development costs.
The budgeted capital program for 2006 is approximately $63 million. The Berry/Winnifred area will be a significant focus for the Corporation in 2006 with planned spending of approximately $19 million on a 26 well program. In the Greater Olds area, the Corporation plans on drilling 11 wells in 2006 and will participate in a multi-well farm-out agreement costing a total of $17 million. In the Peace River Arch the Corporation plans on spending $7 million to drill nine wells and in Saskatchewan seven wells are planned for $6 million. In Central Alberta, the Corporation will spend approximately $2 million on facility de-bottlenecking, recompletions and optimizations as well as drilling two wells. In Southern Alberta, Esprit will spend $1 million with the majority of activity conducted through a farm-out.
DESCRIPTION OF THE TRUST
General
The Trust is an open-end unincorporated mutual fund trust governed by the laws of the Province of Alberta and created pursuant to the Trust Indenture. The Trust’s business consists of:
(a)	acquiring, investing, transferring, disposing of and otherwise dealing with, directly or indirectly, any of the securities issued by the Corporation, including securities of the Corporation’s subsidiaries and affiliates, the Common Shares and the Notes, borrowing funds for those purposes and holding the NPI;

(b)	investing in any other securities and in any other investments as the Trustees may determine and borrowing funds for that purpose;

(c)	issuing Trust Units, convertible securities or securities exchangeable for Trust Units for the purpose of obtaining funds to conduct any of the activities of the Trust, completing any acquisition of securities or any other assets for the benefit of the Trust;

(d)	disposing of any part of the property of the Trust;

(e)	satisfying the obligations, liabilities or indebtedness of the Trust; and

(f)	performing all acts necessary, incidental, ancillary or related to any of the foregoing purposes.
The Trustees are prohibited from acquiring any investment which, (i) would result in the cost amount to the Trust of all “foreign property” (as defined in the Tax Act) which is held by the Trust to exceed the amount prescribed by section 5000 of the regulations promulgated under the Tax Act, or (ii) would result in the Trust not being considered either a “unit trust” or a “mutual fund trust” for purposes of the Tax Act.
Trust Units
The beneficial interests in the Trust are divided into interests of one class, described and designated as Trust Units, which are entitled to the rights and subject to the limitations, restrictions and conditions set out in the Trust Indenture.
Authorized Classes
The Trust is authorized to issue one class of Trust Units. Effective June 30, 2005, the Trust completed the Reclassification pursuant to which the former Class A Trust Units and Class B Trust Units of the Trust were reclassified as the Trust Units. See “General Development of the Trust – Subsequent to the Esprit Arrangement – Reclassification of Trust Units”. As at December 31, 2005, an aggregate of 66,322,792 Trust Units were issued and outstanding.

Voting
Each Trust Unit entitles the holder thereof to one vote at all meetings of the holders of Trust Units or in respect of any written resolution.
Distributions
Each Trust Unit represents an equal fractional undivided beneficial interest in any distribution from the Trust (whether of net income, net realized capital gains or other amounts) and in any net assets of the Trust in the event of termination or winding-up of the Trust. All Trust Units rank among themselves equally and rateably without discrimination, preference or priority.
Transferability
Subject to certain restrictions described under “Description of the Trust – Non-Resident Unitholders”, each Trust Unit is freely transferable.
Redemption and Conversion
Each Trust Unit is not subject to pre-emptive rights and entitles the holder thereof to require the Trust to redeem any or all of the Trust Units held by such holder. See “Redemption Right”.
Nature of Trust Units
The Trust Units do not represent a traditional investment and should not be viewed as “shares” in either the Corporation or the Trust. As holders of Trust Units in the Trust, Unitholders do not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions. The price per Trust Unit is generally a function of the anticipated distributable income from the Corporation and the ability of the Corporation to effect long term growth in the value of the Trust. The market price of the Trust Units is sensitive to a variety of market conditions including, but not limited to, interest rates, commodity prices and the ability of the Trust to acquire additional assets. Changes in market conditions may adversely affect the trading price of the Trust Units.
The Trust Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation. Furthermore, the Trust is not a trust company and, accordingly, is not registered under any trust and loan company legislation as it does not carry on or intend to carry on the business of a trust company.
Post-Arrangement Entitlements
An unlimited number of Post-Arrangement Entitlements may be created and issued pursuant to the Trust Indenture. Post-Arrangement Entitlements were issued under the Esprit Arrangement to persons who did not provide or did not properly complete a declaration as to their residency for the purpose of the Tax Act. Subsequent to the Reclassification, each Post-Arrangement Entitlement entitles the holder thereof to receive one Trust Unit upon contacting the transfer agent of the Trust without satisfying the prior requirement to declare their residency. As at December 31, 2005, an aggregate of 35,372 Post-Arrangement Entitlements were issued and outstanding.
Each Post-Arrangement Entitlement entitles the holder to one vote at any meeting of the holders of Trust Units. Post-Arrangement Entitlements may not be transferred and are not entitled to distributions declared on the Trust Units. In addition, Post-Arrangement Entitlements are not entitled to any distributions of the Trust’s net assets in the event of termination or winding-up of the Trust.
Post-Arrangement Entitlements are not subject to redemption.
Special Voting Units
In order to allow the Trust flexibility in pursuing corporate acquisitions, the Trust Indenture allows for the creation of Special Voting Units entitling the holders thereof to such number of votes at meetings of unitholders as may be prescribed. Special Voting Units will enable the Trust to provide voting rights to holders of Exchangeable Shares and, in the future, to holders of other exchangeable shares that may be issued by the Corporation or other subsidiaries of the Trust in connection with other exchangeable share transactions.
An unlimited number of Special Voting Units may be created and issued pursuant to the Trust Indenture. Holders of Special Voting Units shall not be entitled to any distributions of any nature whatsoever from the Trust or have any beneficial interest in any assets of the Trust upon its termination. Except for the right to vote at meetings of the Unitholders, the Special Voting Units shall not confer upon the holders thereof any other rights.
Under the terms of the Voting and Exchange Trust Agreement, the Trust has issued one Special Voting Unit to the Voting and Exchange Trust Agreement Trustee, which entitles the holders of record of Exchangeable Shares to a number of votes at meetings of Unitholders equal to the aggregate equivalent vote amount.
Debentures
The Debentures were issued on July 28, 2005 with an initial maturity date of August 31, 2005, which was subsequently extended to December 31, 2010 upon the closing of the acquisition by the Corporation of Markedon. The Debentures bear interest at the rate of 6.50% per annum and pay interest semi-annually in arrears on June 30 and December 31 each year. The Debentures are direct unsecured obligations of the Trust and are subordinated to all senior indebtedness of the Trust. The Debentures rank equally with all other unsecured and subordinated indebtedness of the Trust. Payment of principal and interest on the Debentures ranks in priority to the payment of distributions on the Trust Units. The Debentures are not redeemable on or before December 31, 2008. The Trust may redeem the Debentures after December 31, 2008 and on or prior to December 31, 2009 at a price of $1,050 per Debenture and at a price of $1,025 per Debenture after December 31, 2009 and prior to maturity, in each case plus accrued and unpaid interest. Each Debenture is convertible into Trust Units at the option of the holder at any time prior to the close of business on the earlier of the maturity date and the business day immediately preceding the date specified by the Trust for redemption of the Debentures at a conversion price of $13.85 per Trust Unit, subject to adjustment in certain events. Holders converting their Debentures will receive accrued and unpaid interest, if any, thereon. As at December 31, 2005, 4,150 Debentures with a face value of $4.15 million had been converted into Trust Units. The Debentures trade on the TSX under the symbol “EEE.DB”.
Unitholder Limited Liability
The Trust Indenture provides that no Unitholder, in its capacity as such, shall incur or be subject to any liability in contract or in tort in connection with the Trust or its obligations or affairs and, in the event that a court determines Unitholders are subject to any such liabilities, the liabilities will be enforceable only against, and will be satisfied only out of the Trust’s assets. Pursuant to the Trust Indenture, the Trust will indemnify and hold harmless each Unitholder from any cost, damages, liabilities, expenses, charges or losses suffered by a Unitholder from or arising as a result of such Unitholder not having such limited liability.

The Trust Indenture provides that all contracts signed by or on behalf of the Trust must contain a provision to the effect that such obligation will not be binding upon Unitholders personally. Notwithstanding the terms of the Trust Indenture, Unitholders may not be protected from liabilities of the Trust to the same extent a shareholder is protected from the liabilities of a corporation. Personal liability may also arise in respect of claims against the Trust (to the extent that claims are not satisfied by the Trust) that do not arise under contracts, including claims in tort, claims for taxes and possibly certain other statutory liabilities. The possibility of any personal liability to Unitholders of this nature arising is considered unlikely in view of the fact that the primary activity of the Trust is to hold securities, and all business operations are carried out by the Corporation. In addition, the Income Trust Liability Act (Alberta) was proclaimed in Alberta on July 1, 2004. The Income Trust Liability Act (Alberta) provides that the beneficiary of a trust that is (i) created by a trust instrument governed by the laws of Alberta, and (ii) a reporting issuer as defined in the Securities Act (Alberta), is not liable as a beneficiary for any act, default, obligation or liability of the trustee.
The activities of the Trust and the Corporation are conducted, upon the advice of counsel, in such a way and in such jurisdictions as to avoid as far as possible any material risk of liability to the Unitholders for claims against the Trust including by obtaining appropriate insurance, where available, for the operations of the Corporation and having contracts signed by or on behalf of the Trust include a provision that such obligations are not binding upon Unitholders personally.
Issuance of Trust Units
The Trust Indenture provides that Trust Units, including rights, warrants and other securities to purchase, to convert into or to exchange into Trust Units, may be created, issued, sold and delivered on such terms and conditions and at such times as the Board of Trustees, upon the recommendation of the Board of Directors of the Corporation may determine. The Trust Indenture also provides that the Trust may authorize the creation and issuance of debentures, notes and other evidences of indebtedness of the Trust which debentures, notes or other evidences of indebtedness may be created and issued from time to time on such terms and conditions to such persons and for such consideration as the Corporation may determine.
Cash Distributions
The Board of Trustees may declare payable to the Unitholders all or any part of the net income of the Trust earned from interest income on the Notes and from the income generated under the NPI Agreement, less all expenses and liabilities of the Trust due and accrued and which are chargeable to the net income of the Trust. In addition, Unitholders may, at the discretion of the Board of Directors, receive distributions in respect of prepayments of principal on the Notes made by the Corporation to the Trust before the maturity of the Notes.
Cash distributions are made on the 15th day of each month to Unitholders of record on the immediately preceding Distribution Record Date, or if such day does not fall on a business day, the next following business day. The following cash distributions have been declared to Unitholders since the Esprit Arrangement.

Record Date	Payment Date	Per Trust Unit	Total Distribution
2004
October 29, 2004	November 15, 2004	$0.14	$5,581,597
November 30, 2004	December 15, 2004	$0.14	$5,592,982
December 31, 2004	January 17, 2005	$0.14	$5,613,887

Record Date	Payment Date	Per Trust Unit	Total Distribution
2005
January 31, 2005	February 15, 2005	$0.14	$5,628,554
February 28, 2005	March 15, 2005	$0.14	$5,630,611
March 31, 2005	April 15, 2005	$0.14	$5,632,200
May 2, 2005	May 16, 2005	$0.14	$5,652,988
May 31, 2005	June 15, 2005	$0.14	$9,024,437
June 30, 2005	July 15, 2005	$0.14	$9,025,312
July 29, 2005	August 15, 2005	$0.14	$9,025,768
August 31, 2005	September 15, 2005	$0.14	$9,027,334
September 30, 2005	October 14, 2005	$0.14	$9,034,972
October 31, 2005	November 15, 2005	$0.15	$9,851,979
November 30, 2005	December 15, 2005	$0.15	$9,853,880
December 30, 2005	January 16, 2006	$0.15	$9,948,419
Redemption Right
Trust Units are redeemable at any time on demand by the holders thereof upon delivery to the Trust of the certificate or certificates representing such Trust Units, accompanied by a duly completed and properly executed notice requiring redemption. Upon receipt of the notice to redeem Trust Units by the Trust, the holder thereof shall only be entitled to receive the Market Redemption Price.
For the purposes of this calculation, “market price” is an amount equal to the simple average of the closing price of the Trust Units for each of the trading days on the applicable stock exchange or other market on which the Trust Units are quoted for trading and on which there was a closing price; provided that, if the applicable exchange or market does not provide a closing price but only provides the highest and lowest prices of the Trust Units traded on a particular day, the market price shall be an amount equal to the simple average of the average of the highest and lowest prices for each of the trading days on which there was a trade; and provided further that if there was trading on the applicable exchange or market for fewer than five of the 10 trading days, the market price shall be the simple average of the Closing Market Price on each of the 10 trading days. The “closing market price” shall be: an amount equal to the closing price of the Trust Units on the applicable exchange if there was a trade on the date; if the applicable exchange does not provide for a closing price for the Trust Units, an amount equal to the average of the highest and lowest prices of the Trust Units if there was trading on such date; or if there was no trading on such date, the average of the last bid and last ask prices of the Trust Units.
The aggregate Market Redemption Price payable by the Trust in respect of any Trust Units surrendered for redemption during any calendar month shall be satisfied by way of a cash (cheque) payment on the last day of the following month. The entitlement of Unitholders to receive cash upon the redemption of their Trust Units is subject to the limitation that the total amount payable by the Trust in respect of such Trust Units and all other Trust Units tendered for redemption in the same calendar month shall not exceed $100,000 (the “Monthly Limit”); provided that the Trust may, in its sole discretion, waive such limitation in respect of any calendar month. Unitholders receiving a distribution in specie of securities of the Trust will be entitled to receive a price per Trust Unit (hereinafter called the “In Specie Redemption Price”) equal to the fair market value thereof as determined by the Trust and the In Specie Redemption Price shall, subject to all necessary regulatory approvals, be paid and satisfied by way of a distribution in specie of the securities held by the Trust, on the basis, per Trust Unit tendered for redemption, of the number of each class of securities owned by the Trust on the date such Trust Units were tendered for redemption, each such class of other securities divided by the number of Trust Units outstanding on such date. The In Specie Redemption Price payable in respect of Trust Units tendered for redemption during any month shall be paid by the transfer, to or to the order of the Unitholder who exercised the right of redemption, on the last day (the “Transfer Date”) of the calendar month following the month in which the Trust Units were tendered for redemption, of the number of each class of securities determined as aforesaid. The Trust shall be entitled to all other interest paid or accrued and unpaid to and including the Transfer Date, distributions declared and paid or declared payable on or before the Transfer Date and all other income, profits, earnings and royalties paid or accrued and unpaid on any securities being transferred to and including the Transfer Date.
In the absence of such a waiver, Trust Units tendered for redemption in any calendar month in which the total amount payable by the Trust exceeds the Monthly Limit will be redeemed for cash by order of the date on which Trust Units are tendered for redemption, and, for all Trust Units tendered on the same date, on a pro rata basis up to the maximum total amount which does not exceed the Monthly Limit and, subject to the receipt of any applicable regulatory approvals, by a distribution in specie of securities held by the Trust on a pro rata basis.
If at the time Trust Units are tendered for redemption by a Unitholder, the outstanding Trust Units are not listed for trading on any stock exchange or market which the board of directors of the Corporation considers, in its sole discretion, provides representative fair market value price for the Trust Units or trading of the outstanding Trust Units is suspended or halted on any stock exchange on which the Trust Units are listed for trading or, if not so listed, on any market on which the Trust Units are quoted for trading, on the date such Trust Units are tendered for redemption or for more than five trading days during the 10 trading day period, commencing immediately after the date such Trust Units were tendered for redemption, then such Unitholder shall, instead of the Market Redemption Price, be entitled to receive the In Specie Redemption Price.
This redemption right will not be the primary mechanism for holders of Trust Units to dispose of their Trust Units. Securities which may be distributed in specie to Unitholders in connection with a redemption will not be listed on any stock exchange and no market is expected to develop in such Securities. In addition, the Securities may not be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans.
Non-Resident Unitholders
It is in the best interest of Unitholders that the Trust qualifies as a “unit trust” and a “mutual fund trust” under the Tax Act. Certain provisions of the Tax Act require that the Trust not be established nor maintained primarily for the benefit of Non-Residents. Accordingly, in order to comply with such provisions, the Trust Indenture contains a prohibition on the ownership of Trust Units by Non-Residents and provides that at no time may Non-Residents be the beneficial owners of more than 49% of the Trust Units issued and outstanding. The Trust may require declarations as to the jurisdictions in which beneficial owners of the Trust Units are resident.
If at any time the Trust becomes aware, as a result of acquiring such declarations as to beneficial ownership, that the beneficial owners of 49% of the Trust Units (or rights to acquire Trust Units) then outstanding are, or may be, Non-Residents or that such a situation is imminent, the Trust may make a public announcement thereof and shall not accept subscription for such Trust Units from or issue or register a transfer of such Trust Units to a Person unless the Person provides a declaration in form and content satisfactory to the Trust that the Person is not a Non-Resident.
Meetings of Unitholders
The Trust Indenture provides that annual meetings of Unitholders must be called and held for, among other matters, the appointment of Trustees of the Trust and the appointment of auditors of the Trust.

Special meetings of the Unitholders may be called at any time by the Trustees and shall be called by the Trustees upon a written request of Unitholders holding in the aggregate not less than 10% of the Trust Units then outstanding. A requisition must, among other things, state in reasonable detail the business purpose for which the meeting is to be called.
Unitholders are entitled to pass resolutions that will bind the Trustees in respect of, among other things, the termination of the Trust, the sale of all or substantially all of the assets of the Trust and any other matters required by securities law, stock exchange rules or other laws or regulations to be submitted to Unitholders for their approval. Except in respect of the election or removal of one or more trustee, the appointment of an inspector or the appointment or removal of auditors, any action taken or resolution passed, shall be by special resolution requiring the affirmative vote of the holders of more than 66 2/3% of the Trust Units.
Unitholders may attend and vote at all meetings of Unitholders either in person or by proxy and a proxyholder need not be a Unitholder. Two or more individuals present in person or represented by proxy and representing in the aggregate not less than 20% of the votes attaching to all outstanding Trust Units shall constitute a quorum for the transaction of business at all such meetings.
The Trust Indenture contains provisions as to the notice required and other procedures with respect to the calling and holding of meetings of Unitholders in accordance with the requirements of applicable laws.
Reporting to Unitholders
The financial statements of the Trust are audited annually by an independent recognized firm of chartered accountants. The audited financial statements of the Trust, together with the report of such chartered accountants, are mailed or made available by the Trustee to Unitholders and the unaudited interim financial statements of the Trust are made available to Unitholders within the periods prescribed by securities legislation. The year end of the Trust is December 31.
The Trust is subject to the continuous disclosure obligations under all applicable securities legislation.
Take-over Bids
The Trust Indenture contains provisions to the effect that if a take-over bid is made for the Trust Units and not less than 90% of the Trust Units (other than Trust Units held at the date of the takeover bid by or on behalf of the offeror or associates or affiliates of the offeror) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Trust Units held by Unitholders who did not accept the takeover bid on the terms offered by the offeror.
The Trustees
For a list of the Trustees of the Trust, see “Trustees, Directors and Officers”. The Trustees are responsible for, among other things, accepting subscriptions for Trust Units and issuing Trust Units pursuant thereto and maintaining the books and records of the Trust and providing timely reports to holders of Trust Units. The Trust Indenture provides that the Trustees shall act honestly and in good faith with a view to the best interests of the Trust and in connection therewith, shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
Delegation of Authority, Administration and Trust Governance
The Board of Directors has generally been delegated the significant management decisions of the Trust. In particular, the Board of Trustees has delegated to the Corporation responsibility for any and all matters relating to, among other things, the following:

(a)	to supervise the activities and manage the investments and affairs of the Trust;

(b)	to manage the Trust’s assets;

(c)	to maintain records and provide reports to Unitholders;

(d)	to enter into any agreement or instrument to create or provide for the issue of Trust Units (including any firm or best efforts underwriting agreement) and to do all things and prepare and sign all documents to qualify those Trust Units for sale in whatever jurisdictions they will be sold or offered for sale;

(e)	to effect payment of Distributions to the Unitholders;

(f)	to possess and exercise all the rights, powers and privileges pertaining to the ownership of any securities comprising the Trust’s assets (including the Notes);

(g)	subject to the limitations contained in the Trust Indenture, to sell, transfer, assign and convey, for and on behalf of the Trust, all or any portion of the Trust’s assets on such terms and conditions as shall deem to be in the best interests of the Unitholders;

(h)	without limit as to amount, to borrow money or otherwise obtain credit in the name of the Trust from time to time, from any Person for the purpose of carrying out the business or any other purposes of the Trust;

(i)	to charge, mortgage, hypothecate, pledge or assign on behalf of the Trust, or grant any security interest, lien or encumbrance over or with respect to, all or any portion of the currently owned or subsequently acquired Trust’s assets for any purpose, including to secure any monies borrowed or other liabilities or obligations of the Trust or to secure any guarantee granted by the Trust;

(j)	to pay all taxes or assessments, of whatever kind or nature, whether within or outside Canada, imposed upon or against the undertaking of the Trust or income of the Trust, or imposed upon or against the Trust’s assets, the undertaking of the Trust or income of the Trust, or any part thereof;

(k)	to make, execute, acknowledge and deliver any and all deeds, contracts, waivers, releases or other documents of transfer and any and all other instruments in writing necessary (including tax elections or designations) or proper for the accomplishment of any of the powers granted under the terms of the Trust Indenture; and

(l)	to do all such other acts and things as are incidental to the foregoing, and to exercise all powers which are necessary or useful to carry on the purpose and activities of the Trust, to promote any of the purposes for which the Trust is formed and to carry out the provisions of the Trust Indenture.
Liability of the Trustees
The Trustees, and the officers and agents of the Trust shall not be liable to any Unitholder or any other person, in tort, contract or otherwise, in connection with any matter pertaining to the Trust or the property of the Trust, arising from the exercise by the Trustees of any powers, authorities or discretion conferred under the Trust Indenture, including, without limitation, entering into the Administration Agreement and relying on the Corporation thereunder, any action taken or not taken in good faith in reliance on any documents that are, prima facie, properly executed, any depreciation of, or loss to, the property of the Trust incurred by reason of the sale of any asset, any inaccuracy in any evaluation provided by any appropriately qualified person, any reliance on any such evaluation, any action or failure to act of the

Corporation, or any other person to whom the Trustees have, with the consent of the Corporation, delegated any of its duties thereunder, or any other action or failure to act (including failure to compel in any way any former trustee to redress any breach of trust or any failure by the Corporation to perform its duties under or delegated to it under the Trust Indenture or any other contract), including anything done or permitted to be done pursuant to, or any error or omission relating to, the rights, powers, responsibilities and duties conferred upon, granted, allocated and delegated to the Corporation thereunder or under the Administration Agreement, or the act of agreeing to the conferring upon, granting, allocating and delegating any such rights, powers, responsibilities and duties to the Corporation in accordance with the terms of the Trust Indenture or under the Administration Agreement, unless and to the extent such liabilities arise out of the gross negligence, dishonesty or fraud of the Trustees or any of the Trust’s officers or agents. In the exercise of the powers, authorities or discretion conferred upon the Trustees under the Trust Indenture, the Trustees are and shall be conclusively deemed to be acting as trustees of the assets of the Trust and shall not be subject to any personal liability for any debts, liabilities, obligations, claims, demands, judgments, costs, charges or expenses against or with respect to the Trust or the property of the Trust. In addition, the Trust Indenture contains other customary provisions limiting the liability of the members of the Board of Trustees.
Amendments to the Trust Indenture
The provisions of the Trust Indenture may only be amended by the Trustees with the consent of Unitholders evidenced by Special Resolution; provided that the Trustees may, without the consent of the Unitholders, amend the Trust Indenture at any time for the purpose of:
(a)	ensuring continuing compliance with applicable laws (including the Tax Act), regulations, requirements or policies of any governmental authority having jurisdiction over the Trustees or the Trust;

(b)	making amendments which, in the opinion of the Trustees, provide additional protection or added benefits for the Unitholders;

(c)	removing any conflicts or inconsistencies in the Trust Indenture or making minor changes or corrections including the correction or rectification of any ambiguities, defective provisions, errors, mistakes or omissions, which are, in the opinion of the Trustees, necessary or desirable and not prejudicial to the Unitholders;

(d)	making amendments which, in the opinion of the Trustees, are necessary or desirable in the interests of the Unitholders as a result of changes in taxation laws or policies of any governmental authorities having jurisdiction over the Trustees or the Trust; or

(e)	for any purpose (except one in respect of which a vote by Unitholders is specifically otherwise required) if the Trustees are of the opinion that the amendment is not prejudicial to Unitholders and is necessary or desirable, but, notwithstanding the foregoing, no such amendment shall be adopted which causes (i) the Trust to fail to qualify as a “mutual fund trust” under the Tax Act or (ii) the Trust Units to constitute “foreign property” for purposes of the Tax Act, without the consent of the Unitholders. In addition, no such amendment shall modify the right to one vote per Trust Unit or reduce the fractional undivided interest in the Trust’s assets represented by any Trust Unit without the consent of the holder of such Trust Unit.
Termination of the Trust
Unless the Trust is earlier terminated or extended by vote of the Unitholders, the Trust shall continue for a term ending 21 years after the date of death of the last surviving issue of Her Majesty, Queen Elizabeth II, alive on August 16, 2004. For the purpose of terminating the Trust by such date, the Trustees shall commence to wind-up the affairs of the Trust on such date as may be determined by the Trustees, being not more than two years prior to the end of the term of the Trust. In the event that the Trust is wound-up, the Trustees will sell and convert into money the property of the Trust in one transaction or in a series of transactions at public or private sale and do all other acts appropriate to liquidate the property of the Trust, and shall in all respects act in accordance with the directions, if any, of the Unitholders in respect of termination authorized pursuant to the Special Resolution authorizing the termination of the Trust. After paying, retiring or discharging or making provision for the payment, retirement or discharge of all known liabilities and obligations of the Trust and providing for indemnity against any other outstanding liabilities and obligations, the Trustees shall distribute the remaining part of the proceeds of the sale of the assets together with any cash forming part of the property of the Trust among the Unitholders in accordance with their pro rata share.
The Unitholders may vote by Special Resolution to terminate the Trust at any meeting of Unitholders duly called by the Trustees for the purpose of considering termination of the Trust, following which the Trustees shall commence to wind-up the affairs of the Trust.
Voting of Securities Held by the Trust
The securities (including the Common Shares and the Notes) held from time to time by the Trust as part of the Trust’s assets may be voted by the Trustees at any and all meetings of securityholders of such Persons in which the Trust holds securities, at which the holders of such securities are entitled to vote. However, the Trustees may not at any time under any circumstances whatsoever authorize:
(a)	any amalgamation, arrangement or other merger of the Trust or the Corporation with any other corporation except with one or more direct or indirect wholly-owned subsidiaries of the Trust or in conjunction with an internal reorganization;

(b)	any sale or disposition of any securities held by the Trust or any other sale, lease or exchange of all or substantially all of the Trust’s assets, pursuant to an in specie redemption (as defined herein), pursuant to any security granted, pursuant to any internal reorganization of the direct or indirect assets of the Trust as a result of which the Trust has the same interest, whether direct or indirect, in the assets as the interest, whether direct or indirect, that it had prior to the reorganization or where any such sale, lease or exchange is effected between or among the Trust and any one or more of:
(i)	the Corporation;

(ii)	any other corporation, partnership, firm or other form of entity or organization that is directly or indirectly wholly-owned by the Trust;

(iii)	any trust or trusts, the sole beneficiaries of which are the Trust and/or any of the Persons referred to in (i) and (ii) above; and

(iv)	any partnership, the only partners of which are Persons referred to in (i) to (iii) above;
(c)	any sale, lease or exchange of all or substantially all of the assets of the Corporation except pursuant to any security granted by the Corporation, pursuant to any internal reorganization, or where any such sale, lease or exchange is effected between or among any one or more of:
(i)	the Trust;

(ii)	the Corporation;

(iii)	any other corporation, partnership, firm or other form of entity or organization that is directly or indirectly wholly-owned by the Trust;

(iv)	any trust or trusts, the sole beneficiaries of which are the Trust and/or any of the Persons referred to in (i) to (iii) above; and

(v)	any partnership, the only partners of which are Persons referred to in (i) to (iv) above;
(d)	any material amendment to the Note Indenture other than in contemplation of a future issuance of Notes; or
(e)	any material amendment to the articles of the Corporation to change its authorized share capital or otherwise amend its constating documents in a manner which may be prejudicial to the Trust, without the approval of the Unitholders by Special Resolution.
DESCRIPTION OF THE CORPORATION
The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Exchangeable Shares. The Trust is the sole holder of the issued and outstanding Common Shares.
Common Shares
Each Common Share entitles the holder to receive notice of and to attend all meetings of the shareholders of the Corporation and to one vote at such meetings. The holders of Common Shares are, at the discretion of the Board of Directors and subject to applicable legal restrictions, and subject to certain preferences of holders of Exchangeable Shares, entitled to receive any dividends declared by the Board of Directors on the Common Shares to the exclusion of the holders of Exchangeable Shares, subject to the proviso that no dividends shall be paid on the Common Shares unless all declared dividends on the outstanding Exchangeable Shares have been paid in full. The holders of Common Shares are entitled to share equally in any distribution of the assets of the Corporation upon the liquidation, dissolution, bankruptcy or winding-up of the Corporation or other distribution of its assets among its shareholders for the purpose of winding-up its affairs. Such participation is subject to the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares and any other shares having priority over the Common Shares.
Exchangeable Shares
Rights of Exchangeable Shares
Each Exchangeable Share has economic rights (including the right to have the Exchange Ratio adjusted to account for distributions paid to Unitholders) and voting attributes (through the benefit of the Special Voting Units granted to the Voting and Exchange Trust Agreement Trustee) equivalent to those of the Trust Units. In addition, holders of Exchangeable Shares have the right to receive Trust Units at any time in exchange for their Exchangeable Shares, on the basis of the Exchange Ratio in effect at the time of the exchange. Fractional Trust Units will not be delivered on any exchange of Exchangeable Shares. In the event that the Exchange Ratio in effect at the time of an exchange would otherwise entitle a holder of Exchangeable Shares to a fractional Trust Unit, the number of Trust Units to be delivered will be rounded to the nearest whole number of Trust Units. Holders of Exchangeable Shares do not receive cash distributions from the Trust or the Corporation. Rather, the Exchange Ratio is adjusted to account for distributions paid to Unitholders. The Exchangeable Shares are not to be listed on any stock exchange. An aggregate of 2,424,415 Exchangeable Shares were issued pursuant to the Esprit Arrangement. As at December 31, 2005, an aggregate of 466,918 Exchangeable Shares were issued and outstanding which, as at such date, were exchangeable for an aggregate of 545,148 Trust Units.

Ranking
The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs; provided that notwithstanding such ranking the Corporation shall not be restricted in any way from repaying indebtedness of the Corporation to the Trust from time to time.
Dividends
The holders of Exchangeable Shares, in priority to the Common Shares and any class of shares of the Corporation ranking junior to the Exchangeable Shares with respect to the payment of dividends, shall be entitled to receive, and the Corporation shall pay on each Exchangeable Share, if, as and when declared by the Board of Directors in its sole discretion from time to time out of the money, assets or property of the Corporation properly applicable to the payment of dividends, cumulative preferential cash dividends. Such dividends, whether or not declared, shall accrue and shall be cumulative from the effective date of the dividend.
Certain Restrictions
So long as any of the Exchangeable Shares are outstanding, the Corporation will not, without obtaining the approval of the holders of the Exchangeable Shares as set forth below under “Amendment and Approval”:
(a)	pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or any other shares ranking junior to the Exchangeable Shares;
(b)	redeem or purchase or make any capital distribution in respect of the Common Shares or any other shares ranking junior to the Exchangeable Shares;
(c)	redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or
(d)	issue any shares, other than Exchangeable Shares or Common Shares, which rank superior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution.
The above restrictions shall not apply if all declared dividends on the outstanding Exchangeable Shares have been paid in full.
Liquidation or Insolvency of the Corporation
In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares will be entitled, subject to applicable law, to receive from the Corporation, in respect of each such Exchangeable Share, an amount per share (the “Liquidation Amount”) equal to the amount determined by multiplying the Exchange Ratio on the last Business Day prior to the Liquidation Date by the Current Market Price of a Trust Unit, which payment shall be satisfied by the Corporation delivering that number of Trust Units equal to the Exchange Ratio as at the effective date of such event.
Upon the occurrence of such an event, the Trust and ExchangeCo will each have the overriding right to purchase from all but not less than all of the holders of Exchangeable Shares (other than the Trust or

ExchangeCo) all but not less than all of the Exchangeable Shares then outstanding on payment to each holder of an amount per Exchangeable Share equal to the Liquidation Amount, to be satisfied by the issuance or delivery, as the case may be, of that number of Trust Units equal to the Exchange Ratio at such time and in accordance with the provisions governing the Exchangeable Shares, and upon the exercise of this right, the holders thereof will be obligated to sell such Exchangeable Shares to the Trust or ExchangeCo, as applicable. This right may be exercised by either the Trust or ExchangeCo.
Upon the occurrence of an Insolvency Event (as defined in the Voting and Exchange Trust Agreement), the Voting and Exchange Trust Agreement Trustee on behalf of the holders of the Exchangeable Shares will have the right to require the Trust or ExchangeCo to purchase any or all of the Exchangeable Shares then outstanding and held by such holders at a purchase price per Exchangeable Share to be determined by multiplying the current market price of a Trust Unit and the Exchange Ratio to be satisfied by the issuance or delivery, as the case may be, of that number of Trust Units equal to the Exchange Ratio at such time.
Automatic Exchange Right on Liquidation of the Trust
The Voting and Exchange Trust Agreement provides that in the event of a Trust Liquidation Event, as described below, the Trust or ExchangeCo will be deemed to have purchased all outstanding Exchangeable Shares and each holder of Exchangeable Shares will be deemed to have sold their Exchangeable Shares prior to such Trust Liquidation Event at a purchase price per Exchangeable Share to be determined by multiplying the Current Market Price of a Trust Unit and the Exchange Ratio, to be satisfied by the issuance or delivery, as the case may be, of that number of Trust Units equal to the Exchange Ratio at such time. “Trust Liquidation Event” means:
(a)	any determination by the Trust to institute voluntary liquidation, dissolution or winding-up proceedings in respect of the Trust or to effect any other distribution of assets of the Trust among the Unitholders for the purpose of winding up its affairs; or
(b)	the earlier of, the Trust receiving notice of and the Trust’s otherwise becoming aware of, any threatened or instituted claim, suit, petition other proceedings with respect to the involuntary liquidation, dissolution or winding up of the Trust or to effect any other distribution of assets of the Trust among the Unitholders for the purpose of winding up its affairs in each case where the Trust has failed to contest in good faith such proceeding within 30 days of becoming aware thereof.
Retraction of Exchangeable Shares by Holders and Retraction Call Right
Subject to the Retraction Call Right of the Trust and ExchangeCo described below, a holder of Exchangeable Shares will be entitled at any time to require the Corporation to redeem any or all of the Exchangeable Shares held by such holder for a retraction price (the “Retraction Price”) per Exchangeable Share equal to the amount determined by multiplying the Exchange Ratio on the last Business Day prior to the date of retraction (the “Retraction Date”) by the Current Market Price of a Trust Unit, which payment will be satisfied by the delivery of such number of Trust Units equal to the Exchange Ratio. Fractional Trust Units will not be delivered. Any amount payable on account of the Retraction Price that includes a fractional Trust Unit will be rounded to the nearest whole number of Trust Units. Holders of the Exchangeable Shares may request redemption by presenting and surrendering to the Corporation the certificate or certificates representing the number of Exchangeable Shares the holder desires to have redeemed, together with a duly executed retraction request, a residency declaration and such other documents as may be reasonably required to effect the redemption of the Exchangeable Shares. Subject to extension as described below, the redemption will become effective on the Retraction Date.

When a holder requests the Corporation to redeem the Exchangeable Shares, the Trust and ExchangeCo will have an overriding right (the “Retraction Call Right”) to purchase on the Retraction Date all but not less than all of the Exchangeable Shares that the holder has requested the Corporation to redeem at a purchase price per Exchangeable Share equal to the Retraction Price, to be satisfied by the delivery of that number of Trust Units equal to the Exchange Ratio at such time. At the time of a Retraction Request by a holder of Exchangeable Shares, the Corporation will immediately notify the Trust and ExchangeCo. The Trust or ExchangeCo must then advise the Corporation as to whether the Retraction Call Right will be exercised. A holder may revoke his or her Retraction Request at any time prior to the close of business on the last business day immediately preceding the Retraction Date, in which case the holder’s Exchangeable Shares will neither be purchased by the Trust or ExchangeCo nor be redeemed by the Corporation. If the holder does not revoke his or her Retraction Request, the Exchangeable Shares that the holder has requested the Corporation to redeem will on the Retraction Date be purchased by the Trust or ExchangeCo or redeemed by the Corporation, as the case may be, in each case at a purchase price per Exchangeable Share equal to the Retraction Price. In addition, a holder of Exchangeable Shares may elect to instruct the Voting and Exchange Trust Agreement Trustee to exercise the optional exchange right (the “Exchange Right”) to require the Trust or ExchangeCo to acquire such holder’s Exchangeable Shares in circumstances where neither the Trust nor ExchangeCo have exercised the Retraction Call Right. See “Voting and Exchange Trust Agreement - Exchange Right”.
The Retraction Call Right may be exercised by either the Trust or ExchangeCo. If, as a result of solvency provisions of applicable law, the Corporation is not permitted to redeem all Exchangeable Shares tendered by a retracting holder, the Corporation will redeem only those Exchangeable Shares tendered by the holder as would not be contrary to such provisions of applicable law. The holder of any Exchangeable Shares not redeemed by the Corporation will be deemed to have required the Trust or ExchangeCo to purchase such unretracted Exchangeable Shares in exchange for Trust Units on the Retraction Date pursuant to the Exchange Right. See “Voting and Exchange Trust Agreement - Exchange Right”.
Redemption of Exchangeable Shares
Subject to applicable law and the Redemption Call Right of the Trust and ExchangeCo, the Corporation:
(a)	will, on October 1, 2007, subject to extension of such date by the board of directors of the Corporation (the “Automatic Redemption Date”), redeem all but not less than all of the then outstanding Exchangeable Shares for a redemption price per Exchangeable Share equal to the value of that number of Trust Units equal to the Exchange Ratio as at the last Business Day prior to that Redemption Date (as that term is defined below) (the “Redemption Price”), to be satisfied by the delivery of such number of Trust Units;
(b)	may, on October 1, 2006 (the “Optional Redemption Date”), redeem all but not less than all outstanding Exchangeable Shares for the Redemption Price per Exchangeable Share at the last Business Day prior to that Redemption Date (as that term is defined below), to be satisfied by the delivery of Trust Units;
(c)	may, on any date that is within the first 90 days of any calendar year commencing in 2006 (the “Annual Redemption Date”), redeem up to that number of Exchangeable Shares equal to 25% of the Exchangeable Shares outstanding on the effective date of the Arrangement for the Redemption Price per Exchangeable Share at the last Business Day prior to that Redemption Date (as that term is defined below), to be satisfied by the delivery of Trust Units; and
(d)	may, on any date when the aggregate number of issued and outstanding Exchangeable Shares is less than 423,000 (other than Exchangeable Shares held by the Trust and its subsidiaries as such shares may be adjusted from time to time) (the “De Minimus Redemption Date” and, collectively with the Automatic Redemption Date, Optional Redemption Date and Annual Redemption Date, a “Redemption Date”), redeem all but not less than all of the then outstanding Exchangeable Shares for the Redemption Price per Exchangeable Share.
The Corporation will, at least 45 days prior to any Redemption Date, provide the registered holders of the Exchangeable Shares with written notice of the prospective redemption of the Exchangeable Shares by the Corporation.
The Trust and ExchangeCo will have the right (the “Redemption Call Right”), notwithstanding a proposed redemption of the Exchangeable Shares by the Corporation on the applicable Redemption Date, pursuant to the terms of the Exchangeable Shares, to purchase on any Redemption Date all but not less than all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by the Trust or its subsidiaries) in exchange for the Redemption Price per Exchangeable Share and, upon the exercise of the Redemption Call Right, the holders of all of the then outstanding Exchangeable Shares will be obliged to sell all such shares to the Trust or ExchangeCo, as applicable. If either the Trust or ExchangeCo exercise the Redemption Call Right, then the Corporation’s right to redeem the Exchangeable Shares on the applicable Redemption Date will terminate. The Redemption Call Right may be exercised by either the Trust or ExchangeCo.
Voting Rights
Except as required by applicable law, the holders of the Exchangeable Shares are not entitled as such to receive notice of or attend any meeting of the shareholders of the Corporation or to vote at any such meeting. Holders of Exchangeable Shares will have the notice and voting rights respecting meetings of the Trust that are provided in the Voting and Exchange Trust Agreement. See “Voting and Exchange Trust Agreement - Voting Rights”.
Amendment and Approval
The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or amended only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than two-thirds of the votes cast thereon (other than shares beneficially owned by the Trust, ExchangeCo or any of their subsidiaries and affiliates) at a meeting of the holders of the Exchangeable Shares duly called and held at which holders of at least 10% of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Trust, ExchangeCo or any of their subsidiaries and affiliates) are present in person or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time (not less than ten days later) as may be determined at the original meeting and the holders of Exchangeable Shares present in person or represented by proxy at the adjourned meeting will constitute a quorum thereat and may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than two-thirds of the votes cast thereon (other than shares beneficially owned by the Trust, ExchangeCo or any of their subsidiaries and affiliates) will constitute the approval or consent of the holders of the Exchangeable Shares.
Actions by the Corporation under the Support Agreement
Pursuant to the terms of the Exchangeable Shares and the Support Agreement, the Corporation has agreed to take all such actions and do all such things as are necessary or advisable to perform and comply with its obligations under, and to ensure the performance and compliance by the Trust and ExchangeCo with their obligations under the Support Agreement.

Non-Resident and Tax-Exempt Holders
Exchangeable Shares were not issued to persons who were Non-Residents or who were exempt from tax under Part I of the Tax Act. The obligation of the Corporation, the Trust or ExchangeCo to deliver Trust Units to a Non-Resident holder in respect of the exchange of such holder’s Exchangeable Shares may be satisfied by delivering such Trust Units to the transfer agent who shall sell such Trust Units on the stock exchange on which they are listed and deliver the proceeds of sale to the Non-Resident holder.
VOTING AND EXCHANGE TRUST AGREEMENT
Voting Rights
In accordance with the Voting and Exchange Trust Agreement, the Trust has issued a Special Voting Unit to the Voting and Exchange Trust Agreement Trustee for the benefit of the holders (other than the Trust and ExchangeCo) of the Exchangeable Shares. The Special Voting Unit carries a number of votes, exercisable at any meeting at which Unitholders are entitled to vote, equal to the number of Trust Units (rounded to the nearest whole number) into which the Exchangeable Shares are then exchangeable multiplied by the number of votes to which the holder of one Trust Unit is then entitled. With respect to any written consent sought from the Unitholders, each vote attached to the Special Voting Unit will be exercisable in the same manner as set forth above.
Each holder of an Exchangeable Share on the record date for any meeting at which Unitholders are entitled to vote will be entitled to instruct the Voting and Exchange Trust Agreement Trustee to exercise that number of votes attached to the Special Voting Unit which relate to the Exchangeable Shares held by such holder. The Voting and Exchange Trust Agreement Trustee will exercise each vote attached to the Special Voting Unit only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes.
The Voting and Exchange Trust Agreement Trustee will send to the holders of the Exchangeable Shares a copy of the notice of each meeting at which the Unitholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Voting and Exchange Trust Agreement Trustee to exercise the votes attaching to the Special Voting Unit, at the same time as the Trust sends such notice and materials to the Unitholders. The Voting and Exchange Trust Agreement Trustee will also send to the holders copies of all information statements, interim and annual financial statements, reports and other materials sent by the Trust to the Unitholders at the same time as such materials are sent to the Unitholders. To the extent such materials are provided to the Voting and Exchange Trust Agreement Trustee by the Trust, the Voting and Exchange Trust Agreement Trustee will also send to the holders all materials sent by third parties to Unitholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to Unitholders.
All rights of a holder of Exchangeable Shares to exercise votes attached to the Special Voting Unit will cease upon the exchange of all such holder’s Exchangeable Shares. With the exception of changes for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, making necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of ExchangeCo and The Corporation are of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Voting and Exchange Trust Agreement may not be amended without the approval of the holders of the Exchangeable Shares.
Exchange Right
Upon the occurrence and during the continuance of:

(a)	an Insolvency Event; or

(b)	circumstances in which the Trust or ExchangeCo may exercise a Call Right, but elect not to exercise such Call Right;
a holder of Exchangeable Shares will be entitled to instruct the Trustee to exercise the Exchange Right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring the Trust or ExchangeCo to purchase such Exchangeable Shares from the holder. Immediately upon the occurrence of (i) an Insolvency Event, (ii) any event which will, with the passage of time or the giving of notice, become an Insolvency Event, or (iii) the election by the Trust and ExchangeCo not to exercise a Call Right which is then exercisable by the Trust and ExchangeCo, the Corporation, the Trust or ExchangeCo will give notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will then notify each affected holder of Exchangeable Shares (who has not already provided instructions respecting the exercise of the Exchange Right) of such event or potential event and will advise such holder of its rights with respect to the Exchange Right.
The purchase price payable by the Trust or ExchangeCo for each Exchangeable Share to be purchased under the Exchange Right will be satisfied by the issuance of that number of Trust Units equal to the Exchange Ratio as at last business day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right (the “Exchange Price”).
If, as a result of solvency provisions of applicable law, the Corporation is unable to redeem all of a holder’s Exchangeable Shares which such holder is entitled to have redeemed in accordance with the Exchangeable Share Provisions, the holder will be deemed to have exercised the Exchange Right with respect to the unredeemed Exchangeable Shares and the Trust or ExchangeCo will be required to purchase such shares from the holder in the manner set forth above.
SUPPORT AGREEMENT
The Trust Support Obligation
Pursuant to the Support Agreement:
(a)	the Trust will take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay to the holders of the Exchangeable Shares the Liquidation Amount in the event of a liquidation, dissolution or winding-up of the Corporation, the Retraction Price in the event of the giving of a Retraction Request by a holder of Exchangeable Shares, or the Redemption Price in the event of a redemption of Exchangeable Shares by the Corporation; and

(b)	the Trust will not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding-up of the Corporation.
The Support Agreement also provides that the Trust will not:
(a)	issue or distribute additional Trust Units (or securities exchangeable for or convertible into or carrying rights to acquire Trust Units) to the holders of all or substantially all of the then outstanding Trust Units by way of stock distribution or other distribution, other than an issue of Trust Units (or securities exchangeable for or convertible into or carrying rights to acquire Trust Units) to holders of Trust Units who exercise an option or right to receive distributions in Trust Units (or securities exchangeable for or convertible into or carrying rights to acquire Trust Units); or

(b)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Trust Units entitling them to subscribe for or to purchase Trust Units (or securities exchangeable for or convertible into or carrying rights to acquire Trust Units); or

(c)	issue or distribute to the holders of all or substantially all of the then outstanding Trust Units:
(i)	securities of the Trust of any class other than Trust Units (other than securities convertible into or exchangeable for or carrying rights to acquire Trust Units); or

(ii)	rights, options or warrants other than those referred to above; or

(iii)	evidences of indebtedness of the Trust; or

(iv)	assets of the Trust other than distributions which result in an adjustment to the Exchange Ratio; or
(d)	subdivide, redivide or change the then outstanding Trust Units into a greater number of Trust Units; or

(e)	reduce, combine or consolidate or change the then outstanding Trust Units into a lesser number of Trust Units; or

(f)	reclassify or otherwise change the rights, privileges or other terms of the Trust Units or effect an amalgamation, merger, reorganization or other transaction involving or affecting the Trust Units;
unless
(g)	the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares; or

(h)	it has received the prior written approval of the Corporation and the holders of the Exchangeable Shares.
In the event of any proposed take-over bid, issuer bid or similar transaction affecting the Trust Units which is effected with the consent or approval of the trustees of the Trust or the Corporation, the Trust will use reasonable efforts to take all actions necessary or desirable to enable holders of Exchangeable Shares to participate in such transaction to the same extent and on an economically equivalent basis as the Unitholders.
The Support Agreement also provides that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than the Trust, ExchangeCo or any of their respective subsidiaries and other affiliates, the Trust will, unless approval to do otherwise is obtained from the holders of Exchangeable Shares, remain the direct or indirect beneficial owner collectively of more than 50% of all of the issued and outstanding voting securities of the Corporation, provided that the Trust will not be in violation of this obligation if a party acquires all or substantially all the assets of the Trust. With the exception of changes for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of the Corporation and the Board of Trustees are of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares.
Under the Support Agreement, the Trust will not exercise any voting rights attached to the Exchangeable Shares owned by it or any of its respective subsidiaries and other affiliates on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).
Delivery of Trust Units
The Trust will make such filings and seek such regulatory consents and approvals as are necessary so that the Trust Units issuable upon the exchange of Exchangeable Shares will be issued in compliance with applicable securities laws in Canada and may be traded freely on the TSX or such other exchange on which the Trust Units may be listed, quoted or posted for trading from time to time.
NOTES
Terms of Notes
From time to time, the Corporation has issued notes to the Trust in connection with certain acquisitions and other transactions undertaken by the Trust. The Notes are unsecured, payable on demand and bear interest from the date of issue at rates between 0% and 11% per year. Interest is due and payable for each month during the term of the Notes on the 10th day of the month following such month. The Corporation is permitted to make payments against the principal amount of the Notes outstanding from time to time without notice or bonus. Unless the Notes are called, the Corporation is not required to make any payment in respect of principal until such notes are due, subject to extension in the limited circumstances.
Ranking
The Notes are unsecured debt obligations of the Corporation and rank pari passu with all other unsecured indebtedness of the Corporation, but subordinate to all secured debt.
Events of Default
The Notes provide that any of the following shall constitute an Event of Default: (i) default in payment of the principal of the Notes when required; (ii) the failure to pay all of the interest obligations on the Notes for a period of 90 days; (iii) if the Corporation has defaulted and a demand for payment has been made under any material instrument, indenture or document evidencing indebtedness in excess of specified amounts and the Corporation has failed to remedy such default within applicable curative periods; (iv) certain events of winding-up, liquidation, bankruptcy, insolvency, receivership or seizure; (v) default in the observance or performance of any other covenant or condition of applicable to a Note and continuance of such default for an applicable period after notice in writing has been given to the Corporation specifying such default and requiring the Corporation to rectify the same; (vi) the Corporation ceasing to carry on its business; and (vii) material default by the Corporation under material agreements if property having a fair market value in excess of specified amounts is liable to forfeiture or termination.
NPI AGREEMENT
The Corporation and the Trust have entered into the NPI Agreement, pursuant to which the Corporation granted and set over to the Trust the NPI, being the right to receive certain payments in respect of petroleum and natural gas rights held by the Corporation from time to time. As consideration for the granting of the NPI, in addition to all amounts previously paid by the Trust to the Corporation, the Trust shall pay the Corporation an amount (the “Deferred Purchase Price Obligation”) equal to (a) the portion of acquisition costs (“Future Acquisition Costs”) for petroleum and natural gas rights and related tangibles and miscellaneous interests beneficially owned by the Corporation from time to time (“Property Interests”) acquired after the date of the NPI Agreement which are attributable to “Canadian Resource Property” (as defined in the Tax Act) payable at the time of incurring such Future Acquisition Costs, plus (b) drilling, completion, equipping and other costs (“Capital Expenditures”) in respect of the Property

Interests payable at the time of incurring such Capital Expenditures, plus (c) the portion of indebtedness incurred in respect of such Future Acquisition Costs and Capital Expenditures payable at the time of satisfaction by the Corporation of such indebtedness. In addition, the Trust will pay over to the Corporation, to satisfy the Deferred Purchase Price Obligation, the net proceeds of any issue of Trust Units or the proceeds from the disposition of the NPI on any petroleum and natural gas rights held by the Corporation. The Trust shall not be obligated to pay an amount as a Deferred Purchase Price Obligation except to the extent the Trust has such proceeds available.
Pursuant to the terms of the NPI Agreement, the Trust shall be entitled to a payment from the Corporation for each month equal to the amount by which ninety-nine (99%) percent of the gross proceeds from the sale of production attributable to the Property Interests for such month (the “NPI Revenues”) exceed ninety-nine (99%) percent of certain deductible production costs for such period. The Corporation may acquire and fund additional Property Interests from residual revenues, the Deferred Purchase Price Obligation, borrowings or from its working capital.
If the Corporation wishes to dispose of any Property Interests which will result in proceeds in excess of a threshold amount, the Board of Directors shall approve such disposition, however, if the asset value (calculated in accordance with the terms of the NPI Agreement) of any interests included in such disposition is greater than a threshold percentage of the asset value of all the Property Interests held by the Corporation, such disposition must be approved by a Special Resolution. The term of the NPI Agreement will be for so long as there are petroleum and natural gas rights to which the NPI applies.
MARKET FOR THE TRUST’S SECURITIES
Subsequent to the Reclassification, the Trust Units are listed and posted for trading on the TSX under the trading symbol “EEE.UN”. The following tables set forth the market price ranges and the aggregate volume of trading of the Class A Trust Units and Class B Trust Units on the TSX for the period during 2005 prior to the Reclassification, and for the Trust Units for the period subsequent to the Reclassification:
Class A Trust Units

	High	Low	Close	Volume
Period	($)	($)	($)	(Class A Trust Units)
2005
January	12.65	11.98	12.55	1,361,506
February	13.40	12.42	13.33	3,783,978
March	13.51	11.90	12.48	1,080,776
April	12.79	11.25	11.31	775,754
May	12.01	10.95	11.95	2,278,311
June	12.39	11.69	11.91	3,084,573
July	11.95	11.86	11.94	11,240
Class B Trust Units

	High	Low	Close	Volume
Period	($)	($)	($)	(Class B Trust Units)
2005
January	12.66	12.10	12.55	3,128,926
February	13.39	12.40	13.33	7,818,543
March	13.45	11.95	12.45	2,778,903
April	12.69	11.40	11.51	2,692,973

	High	Low	Close	Volume
Period	($)	($)	($)	(Class B Trust Units)
May	12.00	10.86	11.88	5,503,375
June	12.05	11.66	11.94	5,242,607
July	12.00	11.85	12.00	103,925
Trust Units

	High	Low	Close	Volume
Period	($)	($)	($)	(Trust Units)
2005
July	13.20	11.86	13.20	7,559,316
August	14.78	13.22	14.56	7,699,205
September	15.66	14.28	14.49	12,075,940
October	14.80	11.90	12.60	8,319,960
November	13.40	11.85	12.40	6,387,447
December	13.46	12.21	13.46	9,238,721
The Debentures are listed and posted for trading on the TSX under the trading symbols “EEE.DB”. The following table sets forth the market price ranges and the aggregate volume of trading of the Debentures for the period during 2005 subsequent to their issuance:
Debentures

	High	Low	Close	Volume
Period	($)	($)	($)	($)
2005
July	102.75	101.05	102.12	18,094,969.30
August	107.50	102.26	107.50	18,427,755.60
September	113.75	106.25	107.50	19,149,197.90
October	108.00	102.99	104.55	4,692,742.10
November	105.00	100.50	103.00	6,374,907.60
December	105.32	102.25	105.32	4,295,881.10
TRUSTEES, DIRECTORS AND OFFICERS
Trustees of the Trust and Directors and Officers of the Corporation
The name, municipality of residence, principal occupation for the prior five years, and position of each of the Trustees of the Trust and the directors and officers of the Corporation are as follows:

Name and Municipality	Position with the
of Residence	Trust and the Corporation	Principal Occupation
D. Michael G. Stewart Calgary, Alberta	Chairman of the Boards of Trustees (since August 2004) Chairman of the Board of Directors (Director since May 2002, Chairman since October 2004)	Principal, Ballinaccura Group of investment companies since March 2002; prior thereto, a number of senior executive positions with Westcoast Energy Inc.

Name and Municipality	Position with the
of Residence	Trust and the Corporation	Principal Occupation
Donald R. Gardner Calgary, Alberta	Trustee (since August 2004) Director (from March 2000 to December 2001, and subsequently since May 2002)	Chief Financial Officer, Canadian Spirit Resources Inc. (oil and gas company) since January 2003; prior thereto Management Consultant since May 2002; prior thereto, Executive Vice President, Chief Financial Officer and Secretary (or predecessor positions) of Esprit Exploration Ltd. from December 1999 to May 2002.

Douglas W. Palmer Calgary, Alberta	Trustee (since February 2005) Director (since February 2005)	Member of Board of Trustees of Calpine Natural Gas Trust from 2003 to February 2005; prior thereto, Chief Executive Officer of Numac Energy Ltd. from 1998 to 2001.

John E. Panneton Toronto, Ontario	Trustee (since August 2004) Director (since 1998)	President of Goodman Private Wealth Management since July 2003, and Vice Chairman and a director (or predecessor positions) of Dundee Securities Corporation (securities dealer) since May 1998.

W. Mark Schweitzer Calgary, Alberta	Trustee (since February 2005) Director (since February 2005)	Executive Vice-President and Chief Financial Officer of Superior Plus Inc., the wholly owned subsidiary of Superior Plus Income Fund since 1996.

Eric L. Schwitzer Vancouver, British Columbia	Trustee (since August 2004) Director (since October 2004)	Managing Partner, Enterprise Capital Management Inc. (investment management company) since June 2003; from June 2002 to May 2003, a consultant and corporate director; prior thereto, Senior Vice President, Strategic Development, Westcoast Energy Inc. (energy services company).

Stephen J. Savidant Calgary, Alberta	Trustee (since August 2004) Director (since May 2002) President and Chief Executive Officer	President and Chief Executive Officer of Esprit Exploration Ltd. since May 2002; prior thereto, Investor since December 2001; prior thereto, President and Chief Executive Officer of Canadian Hunter Exploration Ltd. (oil and gas company) since June 1998; prior thereto President and Chief Operating Officer of Canadian Hunter Exploration Ltd. since 1996.

Stephen B. Soules Calgary, Alberta	Trustee (since August 2004) Director (since October 2004) Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer of Esprit Exploration Ltd. since October, 2004; prior thereto, Senior Vice President and Chief Financial Officer of Esprit Exploration Ltd. from May, 2002 to October, 2004; prior thereto, Investor since February, 2002; prior thereto, Advisor to Burlington Resources Canada Ltd. (oil and gas company) since December, 2001; prior thereto, Chief Financial Officer of Canadian Hunter Exploration Ltd. (oil and gas company) since April 1997.

Name and Municipality	Position with the
of Residence	Trust and the Corporation	Principal Occupation
Paul B. Myers Calgary, Alberta	Executive Vice President and Chief Operating Officer	Executive Vice President and Chief Operating Officer of Esprit Exploration Ltd. since September 2005; prior thereto investor since June 2005; prior thereto Vice President, Gulf of Mexico and Alaska of EnCana Corporation (or predecessor positions) since September 2000.

Gregory A. Jerome Calgary, Alberta	Vice President, Finance and Corporate Secretary	Vice President, Finance and Corporate Secretary of Esprit Exploration Ltd. since October, 2004; prior thereto, Treasurer and Corporate Secretary with Esprit Exploration Ltd. from February 2003 to October, 2004; prior thereto Treasurer or predecessor positions with Esprit Exploration Ltd. since May, 1999.

Patrick C. Connors Calgary, Alberta	Vice President, Operations and Field Services	Vice President, Operations and Field Services of Esprit Exploration Ltd. since October 2004; prior thereto, General Manager, Drilling and Field Operations of Esprit Exploration Ltd. from September 2001 to October, 2004; prior thereto, Business Unit Drilling Manager of AEC Oil & Gas (oil and gas company) since May 2000.

Michael J. St. Clair Calgary, Alberta	Vice President, Risk Management and Marketing	Vice President, Risk Management and Marketing of Esprit Exploration Ltd. since October, 2004; prior thereto, Manager, Marketing of Esprit Exploration Ltd. from July 2002 to October, 2004; prior thereto, Manager, Marketing and Trading of Canadian Hunter Exploration Ltd. (oil and gas company).
All Trustees of the Trust are also members of the Board of Directors of the Corporation. The Board of Trustees has one committee, the Audit Committee, comprised of Messrs. Schweitzer (Chairman), Gardner, Palmer and Schwitzer. The Board of Directors has one committee, the Human Resources and Corporate Governance Committee, comprised of Messrs. Panneton (Chairman), Gardner, Palmer and Schwitzer. Mr. Stewart, as Chairman of the Board of Trustees and Board of Directors is ex officio a member of both committees. The Board of Directors of the Corporation as a whole considers issues relating to oil and gas reserves and environmental, health and safety issues.
As at March 15, 2006, the Trustees and the directors and executive officers of the Corporation as a group beneficially owned, directly or indirectly, 214,720 Trust Units and 154,758 Exchangeable Shares or approximately 0.3% of the issued and outstanding Trust Units and approximately 34% of the issued and outstanding Exchangeable Shares. The information as to Trust Units beneficially owned, not being within the knowledge of the Trust or the Corporation, has been furnished by the respective individuals.
Certain directors of the Corporation are associated with other companies, which may give rise to conflicts of interest. In accordance with the CBCA, directors who have an interest in a material contract or a material transaction, whether made or proposed, with the Corporation are required, subject to certain exceptions, to disclose the nature and extent of the interest. A director required to disclose such interest shall abstain from voting on any resolution to approve the contract or transaction, except as otherwise permitted by the CBCA. In addition, each director is required to act honestly and in good faith with a view to the best interests of the Corporation.
RISK FACTORS
The following is a summary of certain risk factors relating to the Trust and the activities of the Corporation and the ownership of securities of the Trust or the Corporation.
Nature of Trust Units
The Trust Units do not represent a traditional investment in the oil and natural gas sector and should not be viewed by investors as shares in the Corporation. The Trust Units represent a fractional interest in the Trust. The Trust’s sole assets are its shares in the Corporation, the Notes and the NPI Agreement. The price per Trust Unit is a function of anticipated Distributable Cash, the underlying assets of the Trust and management’s ability to effect long-term growth in the value of the Trust. The market price of the Trust Units is sensitive to a variety of market conditions including, but not limited to, commodity prices, interest rates and the ability of the Trust to acquire suitable oil and natural gas properties on a profitable basis. Changes in market conditions may adversely affect the trading price of the Trust Units.
One of the factors that may influence the market price of Trust Units is the level of prevailing interest rates relative to the yield achieved by holders of Trust Units based on annual distributions thereon. Accordingly, an increase in market interest rates may lead purchasers of Trust Units to expect a higher effective yield, which could adversely affect the market price of Trust Units. In addition, the market price for Trust Units may be affected by changes in general market conditions, fluctuations in the markets for equity and debt securities, interest rates and numerous other factors beyond the Trust’s control.
As the Trust is not a corporation, holders of Trust Units do not have the statutory rights normally associated with the ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions and statutory rights of “dissent” available pursuant to corporate statutes. In addition, the benefits of certain statutes applicable to corporations, such as the Companies’ Creditors Arrangement Act (Canada), may not be applicable to the Trust.
The Trust Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation. Furthermore, the Trust is not a trust company and, accordingly, is not registered under any trust and loan company legislation as it does not carry on or intend to carry on the business of a trust company.
Exchangeable Shares
Holding Exchangeable Shares should be considered speculative due to the fact that adjustments to the Exchange Ratio are made assuming reinvestment of distributions or dividends, as applicable, at the prevailing market price of a Trust Unit at the time at which any such distributions are made on the Trust Units or any such dividends are paid on the Exchangeable Shares. As a result, the cumulative return on an investment in Exchangeable Shares may be higher or lower than that on an investment in Trust Units over a comparable period.
Post-Arrangement Entitlements
Holders of Post-Arrangement Entitlements do not receive distributions on, nor do distributions accrue on, such Post-Arrangement Entitlements. Therefore, the longer a holder of Post-Arrangement Entitlements refrains from contacting the Transfer Agent of the Trust to obtain Trust Units, the greater economic return such holder foregoes.

Loss of Mutual Fund Trust Status
If the Trust ceases to qualify as a mutual fund trust, the Trust Units will cease to be qualified investments for RRSPs, RRIFs, DPSPs and RESPs (“Exempt Plans”) which will have adverse tax consequences to Exempt Plans or their annuitants or beneficiaries. Notes or Redemption Notes acquired on a redemption of Trust Units may not be qualified investments for Exempt Plans.
Sale of Additional Trust Units
The Trust may issue an unlimited number of additional Trust Units in the future to finance its activities without the approval of Unitholders. The Board of Trustees has the discretion to set the price and terms of the issuance of any such additional Trust Units and any such issuance may have a dilutive effect on the holders of Trust Units.
Unitholder Limited Liability
The Trust Indenture provides that no Unitholder will be subject to any liability in connection with the Trust or its obligations and affairs and, in the event that a court determines Unitholders are subject to any such liabilities, the liabilities will be enforceable only against, and will be satisfied only out of the Trust’s assets. Pursuant to the Trust Indenture, the Trust will indemnify and hold harmless each Unitholder from any costs, damages, liabilities, expenses, charges and losses suffered by a Unitholder resulting from or arising out of such Unitholder not having such limited liability.
The Trust Indenture provides that all written instruments signed by or on behalf of the Trust must contain a provision to the effect that such obligation will not be binding upon Unitholders personally. Personal liability may also arise in respect of claims against the Trust that do not arise under contracts, including claims in tort, claims for taxes and possibly certain other statutory liabilities. The possibility of any personal liability of this nature arising is considered unlikely.
The operations of the Trust will be conducted, upon the advice of counsel, in such a way and in such jurisdictions as to avoid as far as possible any material risk of liability on the Unitholders for claims against the Trust.
In addition, the Income Trust Liability Act (Alberta) was proclaimed in force in Alberta on July 1, 2004. The Income Trust Liability Act (Alberta) provides that the beneficiary of a trust that is (a) created by a trust instrument governed by the laws of Alberta, and (b) a reporting issuer as defined in the Securities Act (Alberta), is not liable as a beneficiary for any act, default, obligation or liability of the trustee.
Redemption of Trust Units
The redemption right associated with Trust Units is not intended to be the primary mechanism for Unitholders to dispose of their Trust Units. Notes which may be distributed in specie to Unitholders in connection with a redemption will not be listed on any stock exchange and no market is expected to develop in such Notes.
Dependence on the Corporation
The Trust is a limited purpose trust which is entirely dependent upon the operations and assets of the Corporation through its ownership, directly and indirectly, of the Common Shares and the Notes and the holding of the NPI. Accordingly, the Trust is dependent upon the ability of the Corporation to meet its interest and principal repayment obligations under the Notes, its interest and principal obligations under credit or debt facilities with banks and other financial institutions and to make payments under the NPI.

Return of Capital
Trust Units will have no value when reserves from the underlying assets of the Trust can be no longer economically produced. As a result, cash distributions do not represent a “yield” in the traditional sense as they represent both return of capital and return on investment.
Reserve Estimates
The production forecasts and recoverable estimates contained in the GLJ Report are only estimates and the actual production and ultimate recoverable reserves from the properties may be greater or less than the independent estimates of GLJ.
Depletion of Reserves
The Trust has certain unique attributes which differentiate it from other oil and gas industry participants. Future oil and gas production, and therefore Distributions of Distributable Cash, are highly dependent upon success in exploiting the current reserves base and acquiring or discovering additional reserves. Absent commodity price increases or cost effective acquisition and development activities, Distributions of Distributable Cash will decline over time in a manner consistent with declining production from typical oil, natural gas and natural gas liquids reserves.
The business of discovering, developing, or acquiring reserves is capital intensive. To the extent cash flows from operations are insufficient and external sources of capital, including the issuance of additional Trust Units, become limited or unavailable, the ability of the Corporation to make the necessary capital investments to maintain and expand its oil and natural gas reserves may be impaired. Much of the Corporation’s cash flows are distributed to the Trust under the terms of the NPI Agreement and the Notes, which reduces funds available to maintain or expand its oil and gas reserves. Also, to the extent that the Corporation is required to use cash flow to finance capital expenditures or property acquisitions, the level of Distributable Cash, all other factors remaining equal, will be reduced.
The future oil and natural gas production of the Corporation, and therefore its cash flows, will be highly dependent on its success in exploiting its reserve base and acquiring additional reserves. There can be no assurance that the Corporation will be able to find and develop or acquire additional reserves to replace production at acceptable costs.
Volatility of Oil and Natural Gas Prices
The Trust’s operational results and financial condition will be dependent on the prices received by the Corporation for oil and natural gas production. Oil and natural gas prices have fluctuated widely during recent years and are determined by supply and demand factors, including weather and general economic conditions as well as conditions in other oil and natural gas regions. Any decline in oil and natural gas prices could have an adverse effect on the operations, proved reserves, and financial condition of the Corporation, including its ability to satisfy its obligations under the Notes and on the amounts, if any, paid to the Trust under the NPI Agreement, thereby decreasing the amount of Distributable Cash to be distributed to holders of Trust Units.
Changes in Legislation
There can be no assurance that income tax laws and government incentive programs relating to the oil and gas industry, such as the status of mutual fund trusts, will not be changed in a manner that adversely affects Unitholders.

Operational Matters
The operation of oil and gas wells involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. These risks include, but are not limited to, a number of operating and natural hazards which may result in blowouts, environmental damage and other unexpected or dangerous conditions resulting in damage to the Corporation and potentially including possible liability to third parties. Although the Corporation maintains liability insurance, where available, in amounts consistent with customary industry standards practice, it may not be fully insured against all of these risks. Business interruption insurance may also be purchased for selected facilities, to the extent that such insurance is available. The Corporation may become liable for damages arising from such events against which it cannot insure or against which it may elect not to insure because of high premium costs or other reasons. Costs incurred to repair such damage or pay such liabilities may impair the ability of the Corporation to satisfy its obligations under the Notes or otherwise reduce the amount received by the Trust under the NPI Agreement.
Continuing production from a property, and to some extent the marketing of production therefrom, depend upon many factors, including the ability of the operator of the property. To the extent the operator fails to perform these functions properly, revenue may be reduced. Payments from production often flow through the operator and there is a risk of delay and additional expense in receiving such revenues if the operator becomes insolvent. Although satisfactory title reviews are generally conducted in accordance with industry standards, such reviews do not guarantee or certify that a defect in the chain of title may not arise to defeat the claim of the Corporation or its subsidiaries to certain properties. Any such circumstances could impair the ability of the Corporation to satisfy its obligations under the Notes or otherwise reduce the amount received by the Trust under the NPI Agreement.
Acquisition Risks
The Corporation intends to continue acquiring oil and natural gas properties. Although the Corporation performs a review of the acquired properties that it believes is appropriate and consistent with industry practices, it generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, the Corporation will focus its review efforts on the higher-value properties and will sample the remainder. However, even a detailed review of records and properties may not necessarily reveal every existing or potential problem, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we often assume certain environmental and other risks and liabilities in connection with acquired properties. There are numerous uncertainties inherent in estimating quantities of proved and probable oil and gas reserves and actual future production rates and associated costs with respect to acquired properties, and actual results may vary substantially from those assumed in the estimates.
Possible Failure to Realize Anticipated Benefits of Previous and Future Acquisitions
The Corporation acquired each of Resolute, Markedon and Monroe in 2005 to strengthen its position in the oil and natural gas industry and to create the opportunity to realize certain benefits including, among other things, potential cost savings. Achieving the benefits of these acquisitions and future acquisitions that the Trust may complete depends in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as the Trust’s and the Corporation’s ability to realize the anticipated growth opportunities and synergies from combining the acquired businesses and operations with those of the Corporation. The integration of acquired businesses requires the dedication of substantial management effort, time and resources which may divert management’s focus and resources from other strategic opportunities and from operational matters during this process. The integration process may result in the loss of key employees and the disruption of ongoing business and employee relationships that may adversely affect the Trust’s ability to achieve the anticipated benefits of these and future acquisitions.
Competition
There is strong competition relating to all aspects of the oil and natural gas industry. The Corporation actively competes for capital, skilled personnel, undeveloped land, reserve acquisitions, access to drilling rigs, service rigs and other equipment, access to processing facilities and pipeline and refining capacity, and in all other aspects of its operations with a substantial number of other organizations, many of which may have greater technical and financial resources than the Trust and the Corporation.
Environmental Risks
The oil and natural industry is subject to environmental regulation pursuant to a variety of international conventions and Canadian federal, provincial and municipal laws, regulations, and guidelines. A breach of such regulation may result in the imposition of fines or issuances of clean up orders in respect of the Corporation or its assets. Such regulation may be changed to impose higher standards and potentially more costly obligations on the Corporation. There is no assurance that future environmental costs will not have a material adverse effect on the ability of the Corporation to satisfy its obligations under the Notes or otherwise reduce the amount received by the Trust under the NPI Agreement.
Kyoto Protocol
In December 2002, the Canadian federal government ratified the Kyoto Protocol, which requires Canada to reduce its greenhouse gas emissions to 6% below 1990 levels over the 2008-2012 period. Although the Canadian government has not yet provided significant details on how it intends to meet these reduction targets, the energy industry has been identified as one of the areas that will be affected. Reductions in greenhouse gases from producers may be required, which could result in, among other things, increased operating and capital expenditures for the Corporation.
Governmental Regulation
The oil and natural gas business is subject to regulation and intervention by governments in such matters as the awarding of exploration and production interests, the imposition of specific drilling obligations, environmental protection controls, control over the development and abandonment of fields (including restrictions on production) and possibly expropriation or cancellation of contract rights. As well, governments may regulate or intervene with respect to prices, taxes, royalties and the exportation of oil and natural gas. Such regulation may be changed from time to time in response to economic or political conditions. The implementation of new regulations or the modification of existing regulations affecting the oil and natural gas industry could reduce demand for oil and natural gas, increase our costs and have a material adverse impact on the Corporation and the Trust.
Debt Obligations
The Trust and/or Corporation may, from time to time, finance a significant portion of our operations through debt. Amounts paid in respect of interest and principal on debt incurred by the Corporation may impair the ability of the Corporation to satisfy its obligations under the Notes or otherwise reduce the amount received by the Trust under the NPI Agreement. Variations in interest rates and scheduled principal repayments could result in significant changes in the amount required to be applied to debt service before payment by the Corporation of its obligations under the Notes or the NPI Agreement or the payment by the Trust of distributions to Unitholders. These factors may directly or indirectly result in lower levels of current or future Distributable Cash for the Trust. Further, the inability of the Trust or the

Corporation to refinance debt obligations as they become due may also affect the ability of the Trust to make distributions of Distributable Cash to securityholders.
Lenders may be provided with security over all of the assets of the Corporation. If the Corporation becomes unable to pay its debt service charges or otherwise commits an event of default such as bankruptcy, a lender may foreclose on or sell the assets of the Corporation, which would adversely affect securityholders.
Delay in Cash Distributions
In addition to the usual delays in payment by purchasers of oil and natural gas to the operators of the properties, and by the operator to the Corporation, payments between any of such parties may also be delayed by restrictions imposed by lenders, delays in the sale or delivery of products, delays in the connection of wells to a gathering system, blowouts or other accidents or recovery by the operator of expenses incurred in the operation of the properties.
Taxation of the Corporation
The Corporation is subject to taxation in each taxation year on its income for the year, after deducting interest paid to the Trust pursuant to the Note Indenture and after deducting payments, if any, made to the Trust with respect to the NPI Agreement. While Exchangeable Shares remain outstanding, a portion of the cash flow from operations will be subject to tax to the extent that there are not sufficient resource pool deductions, capital cost allowance or utilization of prior years non-capital losses to reduce taxable income to zero. The Corporation intends to deduct, in computing its income for tax purposes, the full amount available for deduction in each year associated with the income tax resource pools, undepreciated capital cost (“UCC”) and noncapital losses carried forward from Esprit Exploration Ltd., if any, plus resource pools and UCC created by capital expenditures of the Corporation. If there are not sufficient resource pools, UCC and non-capital losses carried forward to shelter the income of the Corporation, then cash taxes would be payable by the Corporation. In addition, there can be no assurance that taxation authorities will not seek to challenge the deductibility, for income tax purposes, of all or a portion of the interest payable on the Notes. If such a challenge were to succeed against the Corporation, it could materially adversely affect the amount of distributable cash available.
Further, interest on the Notes accrues at the Trust level for income tax purposes whether or not actually paid. The Trust Indenture provides that an amount equal to the taxable income of the Trust will be distributed each year to Unitholders in order to reduce the Trust’s taxable income to zero. Where interest payments on the Notes are due but not paid in whole or in part, the Trust Indenture provides that any additional amount necessary to be distributed to Unitholders may be distributed in the form of Units rather than in cash. Unitholders will be required to include such additional amount in income even though they do not receive a cash distribution.
Net Asset Value
The net asset value of the assets of the Trust from time to time will vary dependent upon a number of factors beyond the control of management, including oil and gas prices. The trading prices of the Trust Units from time to time will also be determined by a number of factors which are beyond the control of management and such trading prices may be greater or less than the net asset value of the Trust’s assets.
Residual Liabilities
Pursuant to the Arrangement, the Corporation is the result of the amalgamation of Esprit Exploration Ltd. and Esprit Acquisition Corp. As a result, the Corporation has retained all liabilities of Esprit Exploration

Ltd., including liabilities relating to corporate and income tax matters, not specifically transferred to ProspEx Resources Ltd.
Stability Rating
The Trust does not have a stability rating and has no current plans to apply for a stability rating.
INDUSTRY CONDITIONS
The oil and natural gas industry is subject to extensive controls and regulations governing its operations (including land tenure, exploration, development, production, refining, transportation and marketing) imposed by legislation enacted by various levels of government and with respect to pricing and taxation of oil and natural gas by agreements among the governments of Canada, Alberta, British Columbia and Saskatchewan, all of which should be carefully considered by investors in the oil and gas industry. It is not expected that any of these controls or regulations will affect the operations of the Corporation in a manner materially different than they would affect other participants in the sector of a similar size. All current legislation is a matter of public record and the Trust and the Corporation are unable to predict what additional legislation or amendments may be enacted. Outlined below are some of the principal aspects of legislation, regulations and agreements governing the oil and gas industry.
Pricing and Marketing — Oil, Natural Gas and Associated Products
In the provinces of Alberta, British Columbia and Saskatchewan oil, natural gas and associated products are generally sold at prices based upon market indicies. These indices are generated at various sales points depending on the commodity and are reflective of the current value of the commodity adjusted for quality and locational differentials. While these indices tend to track industry reference prices (ie. price of West Texas Intermediate crude oil at Cushing, Oklahoma or price of natural gas at Henry Hub, Louisiana or AECO Hub, Alberta), some variances can occur due to specific supply-demand imbalances. These differentials can change on a monthly or daily basis depending on the supply-demand fundamental at each location as well as other factors, such as the value of the Canadian dollar and the cost of transporting the commodity to the pricing point of the particular index.
The North American Free Trade Agreement
The North American Free Trade Agreement (“NAFTA”) among the governments of Canada, United States of America and Mexico became effective on January 1, 1994. NAFTA carries forward most of the material energy terms that are contained in the Canada — United States Free Trade Agreement. Canada continues to remain free to determine whether exports of energy resources to the United States or Mexico will be allowed, provided that any export restrictions do not: (i) reduce the proportion of energy resources exported relative to domestic use (based upon the proportion prevailing in the most recent 36 month period); (ii) impose an export price higher than the domestic price; or (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.
NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. The agreement also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports.
Provincial Royalties and Incentives
In addition to federal regulation, each province has legislation and regulations which govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of crude oil, natural gas liquids, sulphur and natural gas production.

Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee, although production from such lands is subject to certain provincial taxes and royalties. Crown royalties are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production. The rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced.
From time to time the governments of the western Canadian provinces create incentive programs for exploration and development. Such programs often provide for royalty rate reductions, royalty holidays and tax credits. The programs are designed to encourage exploration and development activity in targeted geographic areas or activity types. These programs, when in existence, reduce the amount of Crown royalties paid by the Corporation to the provincial governments.
In the Province of Alberta, a producer of oil or natural gas is entitled to a credit against the royalties payable to the Crown by virtue of the Alberta royalty tax credit (“ARTC”) program. The ARTC rate is based on a price sensitive formula and the ARTC rate varies between 75% at crude oil prices at and below $100 per m3 and 25% at prices at and above $210 per m3. The ARTC rate is applied to a maximum of $2,000,000 of Alberta Crown royalties payable for each producer or associated group of producers. Crown royalties on production from producing properties acquired from a corporation claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The rate will be established quarterly based on the average “par price”, as determined by the Alberta Department of Energy for the previous quarterly period. In general, the ARTC program provides a rebate on Alberta Crown royalties paid in respect of eligible producing properties.
Land Tenure
Crude oil and natural gas located in western Canada are owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce oil and natural gas pursuant to leases, licences and permits for varying terms, usually from two to five years, and on conditions set forth in provincial legislation, including requirements to perform specific work or make payments. Oil and natural gas located in such provinces can also be privately owned and rights to explore for and produce such oil and natural gas on freehold lands are granted by lease on such terms and conditions as may be negotiated.
Environmental Regulation
The oil and natural industry is subject to environmental regulation pursuant to a variety of international conventions and Canadian federal, provincial and municipal laws, regulations, and guidelines. Such regulation provides for restrictions and prohibitions on the release or emission of various substances produced in association with certain oil and gas industry operations. In addition, such regulation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. Compliance with such regulation can require significant expenditures and a breach of such requirements may result in suspension or revocation of necessary licenses and authorizations, civil liability for pollution damage and the imposition of material fines and penalties.
The Alberta Environmental Protection and Enhancement Act (the “AEPEA”), imposes strict environmental standards, requires stringent compliance, reporting and monitoring obligations and imposes significant penalties. The Corporation is committed to meeting its responsibilities to protect the environment wherever it operates and anticipates making increased expenditures of both a capital and an expense nature as a result of laws relating to the protection of the environment and takes such steps as required to ensure compliance with the AEPEA and similar legislation in other jurisdictions in which it operates. The Corporation believes that it is in material compliance with applicable environmental laws and regulations. The Corporation also believes that it is reasonably likely that the trend towards stricter standards in environmental legislation and regulation will continue.
Trends
Natural gas prices have been extremely volatile over the past 12 months. With the North American supply and demand balance for natural gas being extremely tight, the market is experiencing a great deal of volatility in pricing due to a number of factors, including weather, supply disruptions, price induced demand loss, drilling activity, natural production declines, storage levels, fuel switching and volatility in other energy commodity prices.
Oil prices are dependent on the world economy and the global supply-demand balance. The current environment of geo-political unrest has increased prices above those supported by current supply-demand balances. While pricing in the future may more accurately reflect supply-demand fundamentals, it would appear that the current tight supply environment is highly sensitive to political and terrorist risks as evidenced by the risk premium in the current price structure. The magnitude of this risk premium may change over time.
Equity financings may become more difficult and selective in the future forcing companies to work within existing cash flows and opportunities that can be internally generated. This may result in further industry consolidation, as companies have to focus on cost savings and operational controls in order to perform to market expectations.
With the establishment of a number of start-up companies with experienced management teams there is greater competition for a number of the smaller corporate and property acquisitions that will be available.
Finally, it appears the market for skilled and qualified personnel, products and services will remain tight. This has created cost pressures resulting in higher finding, developed and acquisition costs.
LEGAL PROCEEDINGS
While the Corporation is the subject of several claims and is also pursuing a number of its own claims against third parties, the Corporation is not aware of any material legal proceedings against it or the Trust nor are any such proceedings known by the Corporation to be contemplated.
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
Other than as discussed herein, there are no material interests, direct or indirect, of trustees of the Trust or directors, executive officers or senior officers of the Corporation, or any direct or indirect Unitholder of the Trust who beneficially owns, or who exercises control over, more than 10% of the outstanding Trust Units or any known associate or affiliate of such persons, in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or will materially affect the Trust or the Corporation.
TRANSFER AGENT AND REGISTRAR
The transfer agent and registrar for the Trust Units and the trustee for the Debentures is Computershare Trust Company of Canada at its principal offices in Calgary, Alberta and Toronto, Ontario.

MATERIAL CONTRACTS
The only material contracts currently in effect and entered into by the Trust or by the Corporation during the past two years, other than during the ordinary course of business, are as follows:
1.	the Trust Indenture,

2.	the Administration Agreement referred to under “Information Concerning Esprit Energy Trust”;

3.	the Note Indenture referred to under “Notes”;

4.	the NPI Agreement referred to under “NPI Agreement”;

5.	the Administration Agreement;

6.	the Support Agreement referred to under “Support Agreement:’

7.	the Performance Unit Incentive Plan of the Trust; and

8.	a trust indenture entered into between the Trust and Computershare Trust Company of Canada dated July 28, 2005 in respect of the Debentures.
INTERESTS OF EXPERTS
KMPG LLP, Chartered Accountants, are the Trust’s auditors and such firm has prepared an opinion with respect to the Trust’s consolidated financial statements as at and for the year ended December 31, 2005. Information relating to reserves in this Annual Information Form was evaluated by GLJ Petroleum Consultants, as independent qualified reserves evaluators. As at the date hereof, KPMG LLP and its partners did not hold any registered or beneficial ownership interests, directly or indirectly, in the securities or property of the Trust or its associates or affiliates.
As at the date hereof, the principals of GLJ Petroleum Consultants, did not hold any registered or beneficial ownership interests, directly or indirectly in the securities or property of the Trust or its associates or affiliates.
AUDIT COMMITTEE MATTERS
The mandate of the Audit Committee (the “Audit Committee”) of the Board of Trustees is set forth in Schedule “C” attached hereto.
Composition of the Audit Committee
The following table sets forth the name of each of the current members of the Audit Committee, whether such member is independent, whether such member is financially literate and the relevant education and experience of such member.

Financially
Name	Independent	Literate	Relevant Education and Experience
W. Mark Schweitzer (Chairman)	Yes	Yes	Mr. Schweitzer has a Bachelor of Commerce degree from Queen’s University and is a member of the Canadian Institute of Chartered Accountants. Mr. Schweitzer has significant experience with public companies, currently as the Executive Vice-President and Chief Financial Officer of Superior Plus Inc., the wholly owned subsidiary of the Superior Plus Income Fund and previously as Vice President, Finance and Chief Financial Officer at Norcen Energy Resources Ltd. and in senior treasury roles at Canadian Hunter Exploration Ltd. and Noranda Inc. Mr. Schweitzer also held various audit responsibilities with Ernst & Young, Chartered Accountants in Toronto.

Donald R. Gardner	Yes	Yes	Mr. Gardner holds a Bachelor of Commerce degree from the University of Alberta and a Masters of Science Degree (Business Administration) from the University of British Columbia. Mr. Gardner has significant experience serving with public companies, currently in the role of Chief Financial Officer with Canadian Spirit Resources Inc. and previously in the role of Executive Vice President and Chief Financial Officer with Esprit Exploration Ltd. and Rigel Energy Corporation.

Eric L. Schwitzer	Yes	Yes	Mr. Schwitzer holds a Bachelor of Science in mathematics from McGill University and a Masters of Science degree in Management from the Massachusetts Institute of Technology and is a member of the Canadian Institute of Chartered Business Valuators. Mr. Schwitzer has held very senior positions in the Canadian corporate finance industry, including Managing Partner with Enterprise Capital Management Inc. and Managing Director with Scotia Capital.

Douglas W. Palmer	Yes	Yes	Mr. Palmer has significant experience with public issuers, having served on the board of Calpine Natural Gas Trust and having held the position of Chief Executive Officer of Numac Energy Ltd. and Senior Vice President and Chief Operating Officer of Norcen Energy Resources Ltd.
External Auditor Service Fees
The following table sets forth the aggregate fees billed by KPMG LLP in each of the last two fiscal years.

	2005		2004
Audit Fees	$190,500		$164,000
Audit-Related Fees	$118,975	(2)	6,000	(1)
Tax Fees	—		—
All Other Fees	—		—

Total	$309,475		$170,000

Notes:

(1)	In 2004, KPMG LLP advised Esprit Exploration on Canadian annual certification issues which was not part of its standard audit engagement.

(2)	In 2005, KPMG LLP provided services associated with the preparation of certain documents relating to the acquisition of Resolute and the issuance of the Debentures.
ABBREVIATIONS AND EQUIVALENCIES
The following are abbreviations and definitions of terms used in this Annual Information Form. All calculations converting natural gas to crude oil equivalent have been made using a ratio of six mcf of natural gas to one barrel of crude equivalent. References to boe may be misleading, particularly if used in isolation. A boe conversion ratio of six mcf of natural gas to one barrel of crude oil equivalent is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Crude Oil and Natural Gas Liquids		Natural Gas

bbl	One barrel equaling 34.972 Imperial gallons or 42 U.S. gallons	bcf	Billion cubic feet
bbl/d	Barrels per day	bcf/d	Billion cubic feet per day
boe	Barrels of oil equivalent	mcf	Thousand cubic feet
boe/d	Barrels of oil equivalent per day	mcf/d	Thousand cubic feet per day
mboe	Thousand barrels of oil equivalent	mmcf	Million cubic feet
mmboe	Million barrels of oil equivalent	mmcf/d	Million cubic feet per day
mbbl	Thousand barrels	MMBTU	Million British Thermal Units
mmbbls	Million barrels	gj/d	Gigajoules per day
NGL or NGLs	Natural gas liquids, consisting of any one or more of propane, butane and condensate
W.I.	Working interest
ADDITIONAL INFORMATION
Additional information on the remuneration and indebtedness of the trustees of the Trust and the directors and officers of the Corporation is contained in the Information Circular dated March 15, 2006 of the Trust relating to the annual meeting of holders of Trust Units to be held on May 11, 2006. Additional financial information is also provided in the 2005 Annual Report of the Trust.
Additional information relating to the Trust, including copies of this Annual Information Form, the Trust’s Information Circular dated March 15, 2006 and the 2005 Annual Report, are available on the Trust’s website at www.eee.ca and on SEDAR at www.sedar.com or may be obtained upon request by contacting Esprit Energy Trust, Suite 900, 606 – 4th Street S.W., Calgary, Alberta T2P 1T1 or by facsimile at (403) 213-3735.

GLOSSARY OF TERMS
The following is a glossary of certain terms used in this Annual Information Form.
“Administration Agreement” means the administration agreement entered into between the Trust and the Corporation dated as of August 16, 2004, as amended and restated June 30, 2005.
“Board of Directors” means the board of directors of the Corporation.
“Board of Trustees” means the board of trustees of the Trust.
“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Calgary, in the Province of Alberta, for the transaction of banking business.
“CBCA” means the Canada Business Corporations Act, as amended, including the regulations promulgated thereunder.
“Class A Trust Units” means the class A trust units in the capital of the Trust in existence prior to the Reclassification.
“Class B Trust Units” means the class B trust units in the capital of the Trust in existence prior to the Reclassification.
“Common Shares” means the voting common shares in the capital of the Corporation.
“Current Market Price” means, in respect of a Trust Unit on any date, the weighted average trading price of the Trust Units on the TSX for the five (5) trading days preceding that date, or, if the Trust Units are not then listed on the TSX, on such other stock exchange or automated quotation system on which the Trust Units are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Trust Units for that period does not result in a weighted average trading price which reflects the fair market value of a Trust Unit, then the Current Market Price of a Trust Unit shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by such board of directors shall be conclusive and binding.
“Distributable Cash” means all amounts available for distribution during any applicable period to holders of Trust Units.
“Distribution” means a distribution paid by the Trust in respect of the Trust Units, expressed as an amount per Trust Unit.
“Distribution Payment Date” means any date that Distributable Cash is distributed to Trust Unitholders, generally being the 15th day of the calendar month following any Distribution Record Date (or if such day is not a Business Day, on the next Business Day thereafter).
“Distribution Record Date” means the last day of each calendar month or such other date as may be determined from time to time by the Trustees, except that December 31 shall in all cases be a Distribution Record Date.
“Esprit Arrangement” means the arrangement, effective October 1, 2004, under the provisions of section 192 of the CBCA, among the Trust, the Corporation, Esprit Acquisition Corp., ExchangeCo. and others.

“Exchange Ratio”, at any time and in respect of each Exchangeable Share, shall be equal to 1.00000 as at October 1, 2004 and shall be cumulatively adjusted thereafter by (i) increasing the Exchange Ratio on each Distribution Payment Date between October 1, 2004 and the time as of which the Exchange Ratio is calculated by an amount, rounded to the nearest five decimal places, equal to a fraction having as its numerator the Distribution, expressed as an amount per Trust Unit, paid on that Distribution Payment Date, multiplied by the Exchange Ratio immediately prior to the Distribution Record Date for such Distribution and having as its denominator the Current Market Price of a Trust Unit on the first Business Day following the Distribution Record Date for such Distribution and (ii) decreasing the Exchange Ratio on each dividend record date between October 1, 2004 and the time as of which the Exchange Ratio is calculated by an amount, rounded to the nearest five decimal places, equal to a fraction having as its numerator the dividend declared on that dividend record date, expressed as an amount per Exchangeable Share multiplied by the Exchange Ratio immediately prior to that dividend record date, and having as its denominator the Current Market Price of a Trust Unit on the date that is seven Business Days prior to that dividend record date.
“Exchangeable Shares” means the exchangeable shares in the capital of the Corporation.
“ExchangeCo” means Esprit Exchangeco Ltd., a corporation incorporated under the CBCA and a wholly-owned subsidiary of the Trust.
“GLJ” means GLJ Petroleum Consultants, independent reserves evaluators of Calgary, Alberta.
“GLJ Report” means the independent engineering evaluation of the Corporation’s oil, natural gas liquids and natural gas reserves prepared by GLJ, dated February 23, 2006, with a preparation date of February 9, 2006 and effective December 31, 2005.
“Income Tax Act” or “Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1. (5th Supp), as amended, including the regulations promulgated thereunder.
“Insolvency Event” means the institution by the Corporation of any proceeding to be adjudicated to be a bankrupt or insolvent or to be wound up, or the consent of the Corporation to the institution of bankruptcy, dissolution, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by the Corporation to contest in good faith any such proceedings commenced in respect of the Corporation within 15 days of becoming aware thereof, or the consent by the Corporation to the filing of any such petition or to the appointment of a receiver, or the making by the Corporation of a general assignment for the benefit of creditors, or the admission in writing by the Corporation of its inability to pay its debts generally as they become due, or the Corporation not being permitted, pursuant to solvency requirements of applicable law, to redeem any retracted Exchangeable Shares pursuant to the terms of the Exchangeable Shares.
“Market Redemption Price” means the price per Trust Unit equal to the lesser of (i) 95% of the “market price”, as calculated under the Trust Indenture, of the Trust Units on the principal market on which the Trust Units are quoted for trading during the 10 trading day period commencing immediately after the date on which Trust Units are surrendered to the Trust for redemption and (ii) the “closing market price”, as calculated under the Trust Indenture, on the principal market on which the Trust Units are quoted for trading on the date that the Trust Units are so surrendered for redemption.
“NPI” means the net profits interest granted under the NPI Agreement.
“NPI Agreement” means the net profits interest agreement entered into between the Corporation and the Trust.

“Non-Resident” means (i) a Person who is not a resident of Canada for the purposes of the Tax Act or (ii) a partnership that is not a Canadian partnership for the purposes of the Tax Act.
“Note” or “Notes” means the unsecured, subordinate promissory notes issued by the Corporation to the Trust.
“Note Indenture” means the note indenture entered into between the Corporation and Computershare Trust Company of Canada governing the issuance of the Notes.
“Note Trustee” means Computershare Trust Company of Canada.
“Performance Unit Incentive Plan” means the performance unit incentive plan of the Trust.
“Person” means any individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government, regulatory authority or other entity.
“Post-Arrangement Entitlement” means the right of a holder to receive from the Trust a Trust Unit upon contacting the transfer agent of the Trust.
“Redemption Notes” means the promissory notes issuable by the Trust under the Trust Indenture having terms and conditions substantially identical to those of the Notes.
“Special Resolution” means a resolution proposed to be passed as a special resolution at a meeting of Unitholders (including an adjourned meeting) duly convened for that purpose and held in accordance with the provisions of the Trust Indenture at which two or more holders present in person either holding personally or representing as proxies not less in the aggregate than 5% of the aggregate number of Trust Units then outstanding and passed by the affirmative votes of the holders of more than 66 2/3% of the Trust Units represented at the meeting and voted on a poll upon such resolution. For the purposes of determining such percentage, the holder of any Special Voting Unit who is present at the meeting shall be regarded as representing outstanding Trust Units equivalent in number to the votes attaching to such Special Voting Unit.
“Special Voting Units” means the special voting units of the Trust, issued and certified under the Trust Indenture for the time being outstanding and entitled to the benefits and subject to the limitations set forth therein.
“Support Agreement” means the support agreement entered into between the Trust, the Corporation and ExchangeCo. dated as of September 30, 2004, as amended and restated June 30, 2005.
“TSX” means the Toronto Stock Exchange.
“Trust” means Esprit Energy Trust, a trust established under the laws of the Province of Alberta pursuant to the Trust Indenture.
“Trust Indenture” means the trust indenture dated as of August 16, 2004, as amended and restated September 30, 2004 and June 30, 2005, pursuant to which the Trust was created, as amended from time to time.
“Trust Units” or “Units” means the Trust Units of the Trust.
“Unitholders” means holders from time to time of the Trust Units.

“Trustee” means, at any time, an individual who is, in accordance with the provisions of the Trust Indenture, a trustee of the Trust at that time including without limitation, so long as they remain as trustees and “Trustees” means, at any time, all of the individuals each of whom at that time is a Trustee.
“Voting and Exchange Agreement Trustee” means the trustee chosen by the Trust to act as trustee under the Voting and Exchange Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces of Canada, and any successor trustee appointed thereunder.
“Voting and Exchange Trust Agreement” means the voting and exchange trust agreement relating to the Exchangeable Shares entered into among the Trust, the Corporation, ExchangeCo and the Voting and Exchange Agreement Trustee.

SCHEDULE A
FORM 51-101F2
REPORT ON RESERVES DATA
BY
INDEPENDENT QUALIFIED RESERVES
EVALUATOR OR AUDITOR

SCHEDULE B
FORM 51-101F3
REPORT OF
MANAGEMENT AND DIRECTORS
ON OIL AND GAS DISCLOSURE
This is the form referred to in item 3 of section 2.1 of National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities (“NI 51-101”). This form does not apply in British Columbia.
1.	Terms to which a meaning is ascribed in NI 51-101 have the same meaning in this form.

2.	The report referred to in item 3 of section 2.1 of NI 51-101 shall in all material respects be as follows:
Report of Management and Directors
on Reserves Data and Other Information
Management of Esprit Exploration Ltd. (the “Corporation”), as administrator of Esprit Energy Trust, are responsible for the preparation and disclosure of information with respect to the Corporation’s oil and gas activities in accordance with securities regulatory requirements. This information includes reserves data, which consist of the following:

(a)	(i)	proved and proved plus probable oil and gas reserves estimated as at December 31, 2005 using forecast prices and costs; and

	(ii)	the related estimated future net revenue; and

(b)	(i)	proved oil and gas reserves estimated as at December 31, 2005 using constant prices and costs; and

	(ii)	the related estimated future net revenue.
An independent qualified reserves evaluator has evaluated the Corporation’s reserves data. The report of the independent qualified reserves evaluator will be filed with securities regulatory authorities concurrently with this report.
The Board of Directors of the Corporation has:
(a)	reviewed the Corporation’s procedures for providing information to the independent qualified reserves evaluator;

(b)	met with the independent qualified reserves evaluator to determine whether any restrictions affected the ability of the independent qualified reserves evaluator to report without reservation; and

(c)	reviewed the reserves data with management and the independent qualified reserves evaluator.

B-2

The Board of Directors has reviewed the Corporation’s procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management. The Board of Directors has approved:
(a)	the content and filing with securities regulatory authorities of the reserves data and other oil and gas information;

(b)	the filing of the report of the independent qualified reserves evaluator on the reserves data; and

(c)	the content and filing of this report.
Because the reserves data are based on judgments regarding future events, actual results will vary and the variations may be material.
DATED this 15th day of March, 2006.

(signed) Stephen J. Savidant	(signed) Stephen B. Soules
President and Chief Executive Officer	Executive Vice President and
Chief Financial Officer

(signed) D. Michael G. Stewart	(signed) Donald R. Gardner
Director	Director

SCHEDULE C
MANDATE OF THE AUDIT COMMITTEE
Policy Statement
It is the policy of Esprit Energy Trust (the “Trust”) to establish and maintain an Audit Committee, composed entirely of independent trustees, to assist the Board of Trustees (the “Board”) in carrying out their oversight responsibility for the Trust’s and its subsidiaries and affiliates (collectively “Esprit”) internal controls, financial reporting and risk management processes. The Audit Committee will be provided with resources commensurate with the duties and responsibilities assigned to it by the Board including administrative support. If determined necessary by the Audit Committee, it will have the discretion to institute investigations of improprieties, or suspected improprieties within the scope of its responsibilities, including the standing authority to retain special counsel or experts.
Composition of the Committee
1.	The Audit Committee shall consist of at least three trustees. The Board shall appoint the members of the Audit Committee and may seek the advice and assistance of the Human Resources and Corporate Governance Committee of its subsidiary Esprit Exploration Ltd. (the “Corporation”) in identifying qualified candidates. The Board shall appoint one member of the Audit Committee to be the Chair of the Audit Committee.

2.	Each trustee appointed to the Audit Committee by the Board shall be an outside trustee who is unrelated. An outside, unrelated trustee is a trustee who is independent of management and is free from any interest, any business or other relationship which could, or could reasonably be perceived, to materially interfere with the director’s ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholding. In determining whether a director is independent of management, the Board shall make reference to the then current legislation, rules, policies and instruments of applicable regulatory authorities.

3.	Each member of the Audit Committee shall be “financially literate”. In order to be financially literate, a director must be, at a minimum, able to read and understand basic financial statements, and at least one member shall have “accounting or related financial management expertise”, meaning the ability to analyze and interpret a full set of financial statements, including the notes attached thereto, in accordance with Canadian generally accepted accounting principles.

4.	A trustee appointed by the Board to the Audit Committee shall be a member of the Audit Committee until replaced by the Board or until his or her resignation.

5.	The Chairman of the Board of Trustees shall be an ex officio member of the Committee.
Meetings of the Committee
1.	The Audit Committee shall convene a minimum of four times each year at such times and places as may be designated by the Chair of the Audit Committee and whenever a meeting is requested by the Board, a member of the Audit Committee, the auditors, or a senior officer of the Corporation. Meetings of the Audit Committee shall correspond with the review of the quarterly financial statements and management discussion and analysis.

2.	Notice of each meeting of the Audit Committee shall be given to each member of the Audit Committee and to the auditors, who shall be entitled to attend each meeting of the Audit Committee and shall attend whenever requested to do so by a member of the Audit Committee.

3.	Notice of a meeting of the Audit Committee shall:
(a)	be in writing;

(b)	state the nature of the business to be transacted at the meeting in reasonable detail;

(c)	to the extent practicable, be accompanied by copies of documentation to be considered at the meeting; and

(d)	be given at least two business days prior to the time stipulated for the meeting or such shorter period as the members of the Audit Committee may permit.
4.	A quorum for the transaction of business at a meeting of the Audit Committee shall consist of a majority of the members of the Audit Committee. However, it shall be the practice of the Audit Committee to require review, and, if necessary, approval of certain important matters by all members of the Audit Committee.

5.	A member or members of the Audit Committee may participate in a meeting of the Audit Committee by means of such telephonic, electronic or other communication facilities, as permits all persons participating in the meeting to communicate adequately with each other. A member participating in such a meeting by any such means is deemed to be present at the meeting.

6.	In the absence of the Chair of the Audit Committee, the members of the Audit Committee shall choose one of the members present to be Chair of the meeting. In addition, the members of the Audit Committee shall choose one of the persons present to be the Secretary of the meeting.

7.	The Chairman of the Board, senior management of the Corporation and other parties may attend meetings of the Audit Committee; however the Audit Committee (i) shall meet with the external auditors independent of management as necessary, in the sole discretion of the Committee, but in any event, not less than quarterly; and (ii) may meet separately with management.

8.	Minutes shall be kept of all meetings of the Audit Committee and shall be signed by the Chair and the Secretary of the meeting.
Duties and Responsibilities of the Committee
1.	The Audit Committee’s primary duties and responsibilities are to:
(a)	identify and monitor the management of the principal risks that could impact the financial reporting of Esprit;

(b)	monitor and, as required, evaluate the integrity of Esprit’s financial reporting process and system of internal controls regarding financial reporting and accounting compliance;

(c)	monitor the independence and performance of Esprit’s external auditors;

(d)	deal directly with the external auditors to approve external audit plans, other services (if any) and fees;

(e)	directly oversee the external audit process and results (in addition to items described in Section 4. below);

(f)	provide an avenue of communication among the external auditors, management of the Corporation and the Board;

(g)	ensure that an effective “whistle blowing” procedure exists to permit stakeholders to express any concerns regarding accounting or financial matters to an appropriately independent individual;

(h)	ensure that an appropriate Code of Conduct is in place and understood by employees, directors and trustees of Esprit.
2.	The Audit Committee shall have the authority to:
(a)	inspect any and all of the books and records of Esprit;

(b)	discuss with the management of the Corporation, its subsidiaries and affiliates and senior staff of the Corporation, any affected party and the external auditors, such accounts, records and other matters as any member of the Audit Committee considers necessary and appropriate;

(c)	engage consultants, independent counsel and other advisors as it determines necessary to carry out its duties; and

(d)	set and pay the compensation for any advisors employed by the Audit Committee.
3.	The Audit Committee shall, at the earliest opportunity after each meeting, report to the Board the results of its activities and any reviews undertaken and make recommendations to the Board as deemed appropriate.

4.	The Audit Committee shall:
(a)	review the annual audit plan with the Trust’s external auditors and with management of the Corporation;

(b)	discuss with management of the Corporation and the external auditors any proposed changes in major accounting policies or principles, the presentation and impact of significant risks and uncertainties and key estimates and judgements of management that may be material to financial reporting;

(c)	review with management of the Corporation and with the external auditors significant financial reporting issues arising during the most recent fiscal period and the resolution or proposed resolution of such issues;

(d)	review any problems experienced or concerns expressed by the external auditors in performing an audit, including any restrictions imposed by management of the Corporation or significant accounting issues on which there was a disagreement with management of the Corporation;

(e)	review with senior management of the Corporation the process of identifying, monitoring and reporting the principal risks affecting financial reporting;

(f)	review audited annual financial statements and related documents in conjunction with the report of the external auditors and obtain an explanation from management of the Corporation of all significant variances between comparative reporting periods;

(g)	consider and review with management of the Corporation, the internal control memorandum or letter containing the recommendations of the external auditors and the Corporation’s management’s response, if any, including an evaluation of the adequacy and effectiveness of the internal financial controls of Esprit and subsequent follow-up to any identified weaknesses;

(h)	review with management of the Corporation and the external auditors the quarterly unaudited financial statements and management discussion and analysis before release to the public;

(i)	before release, review and if appropriate, recommend for approval by the Board, all public disclosure documents containing audited or unaudited financial information, including any prospectuses, annual reports, annual information forms, management discussion and analysis and press releases; and

(j)	oversee, any of the financial affairs of Esprit and, if deemed appropriate, make recommendations to the Board, external auditors or management.
5.	The Audit Committee shall:
(a)	evaluate the independence and performance of the external auditors and annually recommend to the Board the appointment of the external auditor or the discharge of the external auditor when circumstances are warranted;

(b)	consider the recommendations of management of the Corporation in respect of the appointment of the external auditors;

(c)	pre-approve all non-audit services to be provided to Esprit by its external auditors’;

(d)	approve the engagement letter for non-audit services to be provided by the external auditors or affiliates, together with estimated fees, and considering the potential impact of such services on the independence of the external auditors;

(e)	when there is to be a change of external auditors, review all issues and provide documentation related to the change, including the information to be included in the Notice of Change of Auditors and documentation required pursuant to National Policy 31 (or any successor legislation) of the Canadian Securities Administrators and the planned steps for an orderly transition period; and

(f)	review all reportable events, including disagreements, unresolved issues and consultations, as defined by applicable securities policies, on a routine basis, whether or not there is to be a change of external auditors.

6.	The Audit Committee shall:
(a)	review with management of the Corporation at least annually, the financing strategy and plans of Esprit; and
(b)	review all securities offering documents (including documents incorporated therein by reference) of Esprit.
7.	The Audit Committee shall review the amount and terms of any insurance to be obtained or maintained by Esprit with respect to risks inherent in its operations and potential liabilities incurred by the trustees, directors or officers of the Corporation in the discharge of their duties and responsibilities.

8.	The Audit Committee shall review the appointments of the Chief Financial Officer of the Corporation and any key financial managers who are involved in the financial reporting process.

9.	The Audit Committee shall enquire into and determine the appropriate resolution of any conflict of interest in respect of audit or financial matters, which are directed to the Audit Committee by any member of the Board, a unitholder of the Trust, the external auditors, or senior management of the Corporation.

10.	The Audit Committee shall periodically review with management of the Corporation the need for an internal audit function.

11.	The Audit Committee shall review Esprit’s accounting and reporting of environmental costs, liabilities and contingencies.

12.	The Audit Committee shall establish and maintain procedures for:
(a)	the receipt, retention and treatment of complaints received by Esprit regarding accounting controls, or auditing matters; and
(b)	the confidential, anonymous submission by employees of Esprit of concerns regarding questionable accounting or auditing matters.
13.	The Audit Committee shall review and approve Esprit’s hiring policies regarding employees and former employees of the present and former external auditors.

14.	The Audit Committee shall review with Esprit’s legal counsel as required but at least annually, any legal matter that could have a significant impact on the Esprit’s financial statements, and any enquiries received from regulators, or government agencies.

15.	The Audit Committee shall assess, on an annual basis, the adequacy of this Mandate and the performance of the Audit Committee.